NALCO HOLDING COMPANY

FORM PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NALCO HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

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NALCO HOLDING COMPANY

1601 W. Diehl Road

Naperville, IL 60563-1198

March 17, 2009

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2009 Annual Meeting of Shareholders of NALCO HOLDING COMPANY. The meeting will be held on Friday, May 1, 2009, at 9:00 a.m., local time, in the Nalco Company Corporate Offices at 1601 W. Diehl Road in Naperville, Illinois, USA.

At this meeting, you will be asked to:

(1)	Elect three (3) Class II Directors;

(2)	Ratify the Audit Committee’s selection of an Independent Registered Public Accounting Firm to audit Nalco Holding Company’s financial statements for 2009; and

(3)	Transact any other business properly brought before the meeting.

The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. You may also read the notice and proxy statement on Nalco Holding Company’s Web site at www.nalco.com/proxy.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided or to use one of the other voting options described herein. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely,

J. Erik Fyrwald

Chairman, President and Chief Executive

Officer

NALCO HOLDING COMPANY

1601 W. Diehl Road

Naperville, IL 60563-1198

Notice of the Annual Meeting of Shareholders

Time:	9:00 a.m. on Friday, May 1, 2009

Place:	Nalco Holding Company
Nalco Company Corporate Offices
1601 W. Diehl Road
Naperville, IL 60563-1198

Items of Business:	(1)	To elect three (3) Class II Directors to serve until the 2012 Annual Meeting and until their successors are elected and qualified.
(2)	To ratify the Audit Committee’s selection of Ernst & Young LLP as Nalco Holding Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.
(3)	To transact such other business as may properly come before the meeting.

Who Can Vote:	You can vote if you were a shareholder of record as of the close of business on March 9, 2009.

Annual Report:	A copy of Nalco Holding Company’s 2008 Annual Report is enclosed.

Date of Posting and Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about March 17, 2009. This notice, the Company’s 2008 Annual Report and this proxy statement were posted in an easily readable and printable format on the Nalco Company Web site, www.nalco.com/proxy, on or about March 17, 2009.

By Order of the Board of Directors of Nalco

Holding Company

Stephen N. Landsman

Secretary

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Please read the accompanying proxy statement and the voting instructions printed on your proxy card for details about voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

NALCO HOLDING COMPANY

1601 W. Diehl Road

Naperville, IL 60563-1198

PROXY STATEMENT

For The Annual Meeting of Shareholders To Be Held On

May 1, 2009

The Board of Directors (the “Board of Directors” or the “Board”) of Nalco Holding Company, a Delaware corporation (“Nalco” or the “Company”), is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Central Daylight Savings Time), on Friday, May 1, 2009, in the Nalco Company Corporate Offices at 1601 W. Diehl Road, Naperville, IL 60563-1198 USA. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about the Company’s Directors, the Company’s compensation practices and the Company’s most highly paid executive officers.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 1, 2009. The proxy statement and annual report are available at www.nalco.com/proxy.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote upon several important Company matters. In addition, management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

The Board sent you this proxy statement and the enclosed proxy card because it is soliciting your proxy to vote your shares at the annual meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Who may attend the annual meeting?

All shareholders of record as of March 9, 2009, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in a “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of March 9, 2009 and check in at the registration desk at the meeting.

What am I voting on?

You will be voting on the following two items of business at the annual meeting:

•	The election of three (3) Class II Directors to serve until the 2012 Annual Meeting of the Company’s Shareholders and until their successors are elected and qualified; and

•	The ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.

We will also consider other business that properly comes before the meeting.

Who may vote?

You may vote if you owned Nalco common stock as of the close of business on the record date, March 9, 2009. Each share of Nalco common stock is entitled to one vote. As of March 9, 2009, Nalco had 138,151,378 shares of common stock outstanding.

How does the Board of Directors recommend that I vote?

The Company’s Board of Directors unanimously recommends that you vote your shares “FOR” each of the nominees named in this proxy statement for election to the Board and “FOR” the ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.

How do I vote before the meeting?

For Shares Registered Directly in the Name of the Shareholder. Shareholders with shares registered directly in their name in the Company’s stock records maintained by the Company’s transfer agent, Computershare Trust Company, N.A., may vote their shares by mailing their signed proxy card. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card.

For Shares Registered in the Name of a Brokerage Firm or Bank. Shareholders who hold shares in street name may vote by mail by completing, signing and returning the voting instruction form provided by their brokerage firms, banks or other nominees. In addition to voting by mail, a number of brokerage firms and banks are participating in a program provided through Broadridge that offers telephone and Internet voting options (as well as the option to receive future shareholder communications including proxy materials through the Internet and not through the mail). If your shares are held in an account with a brokerage firm or bank participating in the Broadridge – Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or by accessing the Internet as described on the voting instruction form or through www.nalco.com/proxy.

May I vote confidentially?

Your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the annual meeting except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission (“SEC”). The independent election inspectors may at any time inform the Company whether or not a shareholder has voted. The Company will hold proxy cards and ballot cards after the election and they may not be held in confidence.

Can I vote at the meeting?

Shares registered directly in your name as the shareholder of record may be voted in person at the annual meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares registered in your name in person at the meeting even if you have previously voted by proxy.

Will I have any rights of appraisal or similar rights of dissenters?

You will not have any rights of appraisal or similar rights of dissenters with respect to the matters to be acted upon at the meeting, regardless of whether you vote for or against the proposals.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning it to the Company prior to the meeting;

•	giving written notice to the Secretary of the Company; or

•	voting again at the meeting.

Your attendance at the meeting will not have the effect of revoking a proxy unless you notify the Secretary of the Company in writing before the polls close that you wish to revoke a previous proxy.

Who conducts the proxy solicitation and how much will it cost?

The Company is asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. The Company has hired Georgeson Shareholder Communications, Inc. to help the Company solicit proxies and collect information about shares registered in the name of brokerage firms or banks. Georgeson’s fee for these proxy solicitation services is $7,500 plus out-of-pocket expenses. The Company can ask for proxies through the mail or personally by telephone, fax or other means. The Company can use directors, officers and regular employees of the Company to ask for proxies. These employees do not receive additional compensation for these services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the Company’s common stock.

Who will count the votes?

Representatives of Computershare Trust Company, N.A. will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as the Proxy Committee on the proxy card will vote your shares in accordance with the Board of Directors’ recommendations. These recommendations are:

•	FOR the election of each of the nominees for director named in this proxy statement (Mr. J. Erik Fyrwald, Mr. Richard B. Marchese and Mr. Paul J. Norris); and

•	FOR the ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2009.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or the Company’s transfer agent. Please vote all of these shares. It is recommended that you contact your broker and/or the Company’s transfer agent to consolidate as many accounts as possible under the same name and address. The transfer agent is Computershare Trust Company, N.A., which may be contacted at www.computershare.com.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and the proposal to ratify the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2009 are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

How can I attend the meeting?

The annual meeting is open to all holders of Nalco common stock as of the close of business on March 9, 2009, or their duly appointed proxies. You will need proof of ownership of Nalco’s common stock to enter the meeting. If you are a shareholder whose shares are registered in your own name, you may bring these materials as proof of ownership. If you plan to attend the meeting, please so indicate when you vote and bring the proof of ownership with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. Admittance to the annual meeting will be based upon availability of seating. All shareholders will be required to present valid photo identification. IF YOU DO NOT HAVE VALID PHOTO IDENTIFICATION AND PROOF THAT YOU OWN NALCO COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

May shareholders ask questions?

Yes. Representatives of the Company will answer shareholders’ questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no follow-up questions or questions covering the same subject as a previously asked question (as determined by the Chairman of the Board of Directors) will be permitted.

How many votes must be present to hold the meeting?

In order for the Company to conduct its annual meeting, a majority of the issued and outstanding shares of Nalco common stock, as of March 9, 2009, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

How many votes are needed to elect directors?

The three (3) nominees receiving the highest number of “FOR” votes will be elected as directors. By a policy described in the Company’s Corporate Governance Guidelines, if any of the three nominees who is elected receives a greater number of “WITHHOLD” votes than “FOR” votes, such director shall submit his or her resignation (previously tendered on a conditional basis) for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors the action to be taken with respect to such resignation, and the Board of Directors may accept that resignation or may reject that resignation (if the Director is willing to continue his or her service on the Board of Directors).

You may vote “FOR” all of the nominees or you may vote “WITHHOLD FROM ALL NOMINEES” or withhold from particular nominees. Unless you mark “WITHHOLD FROM ALL NOMINEES” or withhold from particular nominees, your proxy will be voted “FOR” each of the Director nominees named in this proxy statement. There is no cumulative voting permitted for the director election. Proxies cannot be voted for a greater number of persons than the three nominees named in this Proxy Statement.

How many votes are needed to approve the other proposals?

Each of the Company’s proposals will be considered separately. The ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm must receive the “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. For each of these items, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposals. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the meeting.

What if other matters are presented for consideration at the annual meeting?

As of the date of this Proxy Statement, management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

What is the Board member annual meeting attendance policy?

Each Board member is expected to attend the Company’s annual meeting. All of the Company’s Directors attended the annual meeting of shareholders in 2008.

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its corporate governance practices align management and shareholder interests. Highlights of the Company’s corporate governance practices are described below.

What is the composition of the Board of Directors and how often are members elected?

The Board of Directors presently consists of seven members divided into three classes. The Class I directors are Douglas A. Pertz and Daniel S. Sanders (the “Class I Directors”); the Class II Directors are J. Erik Fyrwald, Richard B. Marchese, and Paul J. Norris (the “Class II Directors”); and the Class III Directors are Rodney F. Chase and Carl M. Casale (the “Class III Directors”).

Effective December 30, 2007, the Board of Directors elected Mr. Chase as Interim Chairman of the Board. Mr. Chase held this position until the election of a new Chairman on February 28, 2008.

On January 4, 2008, Mr. Paul H. O’Neill, formerly a Class II Director, resigned from his position as a Board member. Effective February 28, 2008, the Board of Directors elected J. Erik Fyrwald as Chairman of the Board, President and Chief Executive Officer of the Company.

On October 14, 2008, the Board of Directors elected Mr. Carl M. Casale as a Director of the Company. Mr. Casale was placed in Class III to permit balancing the membership in each of the Classes. On January 6, 2009, the Board of Directors elected Mr. Paul J. Norris as a Director of the Company, effective as of February 12, 2009. Mr. Norris was placed in Class II.

The terms of the Class II Directors, Mr. Fyrwald, Mr. Marchese and Mr. Norris, expire on the date of this year’s annual meeting, May 1, 2009. Mr. Fyrwald, Mr. Marchese and Mr. Norris are standing for election at this annual meeting. The terms of the Class III Directors, Mr. Casale and Mr. Chase will expire on the date of the 2010 annual meeting and the terms of the Class I Directors, Mr. Pertz and Mr. Sanders, will expire on the date of the 2011 annual meeting.

How often did the Board meet in fiscal 2008?

The Board of Directors met 10 times, the Audit Committee met nine times, the Compensation Committee met seven times, the Nominating and Corporate Governance Committee met five times and the Safety, Health & Environment Committee met four times during 2008. Each of the Company’s Directors, attended 75% or more of the meetings of the Board and the Committees of which he was a member (held during the period he served as a director).

What are the committees of the Board?

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environment Committees. The charters for the Committees are available on the Company’s Web site at www.nalco.com.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2008
Audit: Mr. Richard B. Marchese Audit Committee Financial Expert and Chairman,	• hire or terminate an Independent Registered Public Accounting Firm (“independent auditor”), approve the overall scope of the audit and approve any work performed by such auditor unrelated to the Company’s annual audit	9
Mr. Rodney F. Chase Mr. Douglas A. Pertz	• review and discuss financial information prior to it being filed with the SEC

•     assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and compliance with legal and regulatory requirements

•     annually review an independent auditor’s report describing the auditing firm’s internal quality-control procedures, and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm

	• discuss the annual audited financial and quarterly statements with management and the independent auditor
	• discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies
	• discuss policies with respect to risk assessment and risk management
	• meet separately and, periodically with management, internal auditors and independent auditor
	• review with the independent auditor any audit problems or difficulties with managements’ responses
	• set clear hiring policies for employees or former employees of the independent auditors
	• annually review the adequacy of the audit committee’s written charter
	• handle such other matters as delegated to the audit committee by the Board of Directors
	• report regularly to the full Board of Directors
	• evaluate the performance of the audit committee

The Audit Committee operates under a written charter adopted by the Board of Directors, which is available through the Company’s Web site at www.nalco.com and is attached to this Proxy Statement as Annex A.

The Board of Directors has determined that Mr. Marchese, Mr. Chase and Mr. Pertz are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that Mr. Marchese and Mr. Pertz are qualified as audit committee financial experts within the meaning of Section 407 of the Sarbanes-Oxley Act and applicable SEC regulations. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards. Mr. Chase’s service on the Audit Committee of three other companies has been determined by the Board not to impair his ability to serve on the Company’s Audit Committee.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2008
Compensation: Mr. Douglas A. Pertz, Chairman, Mr. Paul J. Norris Mr. Daniel S. Sanders (Mr. Rodney F. Chase was a member of the Committee in 2008; Mr. Norris joined the Committee on February 12, 2009)	• review key employee compensation policies, plans and programs • review and approve the compensation of the Company’s chief executive officer and other executive officers and individuals reporting to the chief executive officer • develop and recommend to the Board of Directors compensation for the Board members • review and approve employment contracts and other similar arrangements with executive officers • review and consult with the chief executive officer on the selection of officers and evaluation of executive performance and other matters	7
	• review administration of stock plans and other incentive compensation plans
	• oversee compliance with any applicable compensation reporting requirements of the SEC
	• approve the appointment and removal of trustees and investment managers for pension fund assets
	• retain consultants to advise the committee on executive compensation practices and policies
	• handle other matters that are delegated to the committee by the Board of Directors

The Compensation Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com.

The Board of Directors has determined that Mr. Pertz, Mr. Norris and Mr. Sanders are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2008
Nominating and Corporate Governance: Mr. Rodney F. Chase, Chairman, Mr. Carl M. Casale Mr. Richard B. Marchese (Mr. Douglas A. Pertz was a member of the Committee in 2008; Mr. Casale joined the Committee on February 12, 2009)

•     develop and recommend criteria for selecting new directors

•     screen and recommend to the Board of Directors individuals qualified to become executive officers

•     oversee evaluations of the Board of Directors, and its members and committees of the Board of Directors

•     receive and evaluate communications from shareholders directed to the Board and non-management members of the Board

•     develop and recommend to the Board a set of corporate governance principles

•     handle such other matters that are specifically delegated to the nominating and corporate governance committee by the Board of Directors

5

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com.

The Nominating and Corporate Governance Committee has put in place a peer evaluation program for all Directors whereby the Chairman of the Committee is to conduct interviews of each of the members of the Board of Directors to assess the strengths and weaknesses of individual board members and then summarize these interviews in a report back to the Board.

The Board of Directors has determined that Mr. Chase, Mr. Casale and Mr. Marchese are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2008
Safety, Health and Environment: Mr. Daniel S. Sanders, Chairman, Mr. Carl M. Casale Mr. Paul J. Norris (Mr. Rodney F. Chase and Mr. Richard B. Marchese were members of the Committee in 2008; Mr. Casale and Mr. Norris joined the Committee on February 12, 2009)

•     oversee, review and receive updates at each meeting of SHE policies, programs and practices, SHE risks, SHE statistics, pending SHE matters, and industry best practices

•     oversee and review regulatory, environmental, and health and safety trends, issues and concerns which affect or could affect SHE practices, including overall environmental compliance, clean-up and remediation efforts

•     report to the Board regularly concerning implementation of policies and assist the Board in assuring compliance with and implementation of these policies to improve SHE practices, or to further the interests of employees, customers, shareholders, or neighboring communities

4

The Safety, Health and Environment Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com.

Special Committee

On November 2, 2007, the Board formed a Special Committee to conduct a search for a new Chief Executive Officer. This Special Committee was chaired by Mr. Sanders, and its members were Mr. Chase, Mr. Marchese and Mr. Pertz. Mr. Paul H. O’Neill also served on the Special Committee prior to his resignation on January 4, 2008. The Special Committee met formally 11 times and members of the Special Committee also participated in telephone calls, interviews and other sessions relating to the search for the new Company’s Chief Executive Officer. The Special Committee maintained minutes of its meetings and it was terminated upon the appointment of Mr. Fyrwald as our Chairman, President and Chief Executive Officer. The Special Committee retained Spencer Stuart & Associates to assist with its activities.

How does the Board select nominees for the Board?

The Board of Directors and Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance Committee members, consistent with the limits of its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Company’s Corporate Governance Guidelines (the “Guidelines”) and charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s charter provides that it may retain a third-party executive search firm to identify candidates from time to time. The Committee retained Spencer Stuart, an executive search firm, to assist with its search for candidates for Board members and Chief Executive Officer following the notice of Dr. William H. Joyce’s retirement. Spencer Stuart assisted in the search for Mr. Casale, Mr. Fyrwald and Mr. Norris.

The Board’s and Nominating and Corporate Governance Committee’s assessment of a proposed candidate will include a review of, among other things, the person’s integrity, experience, specialized expertise in the industry, independence, understanding of issues affecting the Company, time availability, and such other factors as the Board and Nominating and Corporate Governance Committee determine are relevant in light of the needs of the Board of Directors. The Committee also considers the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. For a shareholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must notify Nalco’s Corporate Secretary at the Nalco Company offices at 1601 W. Diehl Road, Naperville, IL 60563-1198 pursuant to the Company’s Bylaws and subject to applicable requirements of the federal securities laws and regulations. Such shareholder’s notice will include the following information:

•	the name and address of the recommending shareholder(s), and the class and number of shares of the Company’s common stock that are beneficially owned by the recommending shareholder(s),

•	the name, age, business address and principal occupation and employment of the recommended nominee,

•

any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Nominating and Corporate Governance Committee,

•	any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable New York Stock Exchange rules,

•

all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee’s business experience over the past five years, (2) the class and number of the Company’s shares, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and the Company or management,

•	a description of any business or personal relationships between the recommended nominee and the recommending shareholder(s),

•

a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation and (2) affirming the recommended nominee’s willingness to be a director, and

•

if the recommending shareholder(s) has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC.

The Nominating and Corporate Governance Committee would consider individuals recommended by shareholders in the same manner and to the same extent as it considers director nominees identified by other means. The Chairman of the Nominating and Corporate Governance Committee would make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the Nominating and Corporate Governance Committee believes are important for a nominee to possess, as described above. Then, an opportunity would be arranged for the members of the Nominating and Corporate Governance Committee, or as many members as can do so, to meet the potential nominees. The Nominating and Corporate Governance Committee would then select a nominee to recommend to the Board of Directors for consideration and appointment. The Board and Nominating and Corporate Governance Committee have not received director nominations from any shareholders outside the Board or Nominating and Corporate Governance Committee.

How does the Board determine which directors are considered independent?

The Board reviewed each of Mr. Casale, Mr. Chase, Mr. Marchese, Mr. Norris, Mr. Pertz and Mr. Sanders against the Guidelines adopted by the Board and the independence requirements of the SEC and the NYSE to determine independence. The definition of “independence” that the Company uses in determining if a member of the Board of Directors is independent is set forth in the listing standards of the NYSE including Section 303A.02. The Board has not adopted any independence standards that are stricter than those under the NYSE standards.

Pursuant to the Guidelines, director independence is reviewed periodically, based on questionnaires completed by each of the Directors. During this review, transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates are considered. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with the initial determination that the Director is independent.

As a result of the Board’s initial review of the Directors’ independence and the questionnaires, Mr. Casale, Mr. Chase, Mr. Marchese, Mr. Norris, Mr. Pertz and Mr. Sanders are independent of the Company and its management. Mr. Sanders retired from ExxonMobil Corporation, a Nalco Company customer, in August 2004, prior to his joining the Board in January 2005. Mr. Sanders’ retirement income from ExxonMobil Corporation is not contingent on any continued service or consulting agreement with ExxonMobil Corporation and his former employment with ExxonMobil does not impact his independence on the Board. Mr. Casale is Executive Vice President, Strategy and Operations for Monsanto Company, a Nalco Company customer; the value of transactions between the Company and Monsanto does not impact Mr. Casale’s independence. Mr. Chase retired from BP, a Nalco Company customer, in April 2003, prior to his joining the Board in May 2005. Mr. Chase’s retirement income from BP is not contingent on any continued service or consulting agreement with BP and his former employment with BP does not impact his independence on the Board. Mr. Marchese retired from Georgia Gulf Corporation, a Nalco Company customer, at the end of 2003, prior to his joining the Board in May 2005. Mr. Marchese’s retirement income from Georgia Gulf Corporation is not contingent on any continued service or consulting arrangement with Georgia Gulf Corporation and his former employment with Georgia Gulf Corporation does not impact his independence on the Board. Mr. Norris was former Chairman, non-executive Chairman and CEO of W.R. Grace and Company. He is currently a non-executive member of the board of directors of W.R. Grace. Mr. Norris’ retirement income from W.R. Grace is not contingent on any continuing service or consulting arrangement with W.R. Grace and his former employment agreement with W.R. Grace does not impact his independence on the Board. Similarly, Mr. Pertz has no relationships or transactions that would impact his independence.

Mr. Casale, Mr. Marchese, Mr. Norris, Mr. Pertz and Mr. Sanders do not serve on the audit committees of more than three public companies. Mr. Chase serves on the audit committees of three companies in addition to the Audit Committee of the Company. The Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Chase to effectively serve on the Company’s Audit Committee. Mr. Fyrwald is not considered an independent director because of his employment as President and Chief Executive Officer of the Company.

Are there any other material business relationships with entities associated with any of the Company’s Directors or Executive Officers or any other “related persons”?

The Blackstone Group, L.P., Apollo Management L.P. and Goldman Sachs & Co. (each a “Sponsor” and collectively the “Sponsors”) purchased a predecessor of our Company in 2003 through a holding company, Nalco LLC. The Sponsors sold a portion of the direct and contingent interests in Nalco LLC to certain members of our executive management in June 2004 as part of an equity incentive compensation program (the “Nalco LLC 2004 Unit Plan”), described more fully at page 29. In February 2007, the Sponsors sold their remaining direct and indirect interests in the Company. Certain members of our management owned direct and contingent interests in Nalco LLC as of December 31, 2008. The agreements between the Company (and its affiliates) and Nalco LLC and the agreements between certain of our executive management members and Nalco LLC are described below. The Sponsors have no management rights in the Company or its affiliates.

a. Nalco	LLC Limited Liability Company Operating Agreement

Bradley J. Bell, David Johnson and certain other members of management beneficially owned capital stock in the Company through Nalco LLC at December 31, 2008. The limited liability company operating agreement of Nalco LLC (the “Operating Agreement”) provides: (1) for the governance of Nalco LLC, (2) specific rights to the holders of Nalco LLC’s limited liability company interests, such as tag-along and drag-along rights and (3) specific rights with respect to certain sales of capital stock of the Company, and its material subsidiaries, such as transfer restrictions and registration rights.

All significant decisions involving Nalco LLC and any voting or other rights to be exercised in respect of its direct or indirect subsidiaries require the approval of the board of directors of Nalco LLC. Mr. Marchese, Bradley J. Bell and Stephen N. Landsman have been appointed as board members and officers of Nalco LLC.

b. Management	Members Agreements

Pursuant to management members agreements Nalco LLC entered into with Bradley J. Bell, David Johnson and certain members of the Company’s management, each management unitholder in Nalco LLC was granted the right to “put” his/her class A units in Nalco LLC, as well as his/her class B units, class C units and class D units in Nalco LLC if any, after they had vested (the “vested units”), to Nalco LLC in exchange for shares of the Company’s common stock. Following the date that was the later of the date on which any applicable “lock-up” period terminates and the date that was six months and one day after (i) the date when the units were purchased (in the case of class A units) or (ii) the date on which the units vested (in the case of class B units, class C units and class D units), the unitholder was entitled to sell, and Nalco LLC was required to repurchase, all or a portion of such unitholder’s class A units and vested units. Nalco LLC was then required to repurchase such units by delivering shares of the Company’s common stock to the unitholder. The price required to be paid by Nalco LLC for the class A units and vested units was the fair market value of such units as of the date the “put” right was exercised by the unitholder. The “put” right was subject to certain limitations on its exercise, as described in the definitive documents.

As of the date of this Proxy Statement, the Company’s management members have exercised all remaining “put” rights under the management member agreements. The Company has, upon request of such management members, registered all of the shares of the Company that were exchanged for such units. Following is a list of management members who elected to “put” vested units to the Company in exchange for shares of the Company’s common stock during the period from January 1, 2008 through the date of this Proxy Statement: Bradley J. Bell - 219,838 shares; Deborah C. Hockman (former officer) - 61,952 shares; David Johnson - 19,984 shares; Mary Kay Kaufmann - 19,984 shares; Stephen N. Landsman - 61,952 shares; Louis L. Loosbrock (former officer) - 119,110 shares; Richard J. O’Shanna - 39,970 shares; Manian Ramesh - 19,984 shares; and Mark R. Stoll - 19,984 shares.

c. Registration	Rights Agreement

On November 10, 2004, the Company entered a registration rights agreement with Nalco LLC and its members, who include certain members of our management. The registration rights agreement applied to shares of the Company’s stock that members of management received pursuant to the “put” rights described under “Management Members Agreements” above. Accordingly, the Company registered 5,447,098 shares of stock in 2008 under a shelf registration statement dated December 27, 2005 (No. 333-130715) and 625,291 shares of stock in 2009 under a shelf registration statement dated March 6, 2009 (No. 333-157772).

d. Warrant

On November 10, 2004, the Company issued to Nalco LLC a warrant to purchase, for $0.01 per share, up to 6,191,854 shares of the Company’s common stock. This warrant enabled Nalco LLC to deliver shares to members of management who had the right to “put”, or sell, their vested class B, class C and class D units to Nalco LLC, (as described above under “Management Members Agreements”) in exchange for the Company’s shares. Subject to limited exceptions, the warrant became exercisable upon the Company achieving the same EBITDA targets and upon the occurrence of the same specified events applicable to the vesting of the Nalco LLC class B units, class C units and class D units (except that there was no service requirement comparable to that applicable to individual holders of class B, class C and class D units). For 2008 and through the date of this Proxy Statement, Nalco LLC exercised its right to purchase 2,751,941 shares under the warrant, permitting Nalco LLC to deliver shares to members of Company management who had exercised their rights to put vested class B, class C and class D units. Following the exercise by the Company’s management members of all such put rights, 789,100 shares remained available for issuance pursuant to the warrant, representing units that did not vest. On February 13, 2009, the Company and Nalco LLC agreed to terminate the warrant with respect to such shares. Therefore, no additional shares are issuable pursuant to the warrant.

What policies does the Company have with respect to transactions with related persons?

The Company has adopted a written statement of policy regarding transactions with related persons. When the Company is a proposed participant in a transaction where a related person, as defined in Item 404 of SEC Regulation S-K, has or will have a direct or indirect material interest, then, in addition to all requirements of the Company’s Code of Ethical Business Conduct, the related person must promptly disclose to the General Counsel of the Company such proposed transaction and all material facts with respect thereto. The General Counsel will promptly communicate such information to the Audit Committee.

No related person transaction shall be consummated or shall continue without the approval or ratification of the Audit Committee or, if more urgent action is needed, by the Audit Committee Chairperson. It is the policy of the Company that Directors interested in a related person transaction shall recuse themselves from any such vote.

How do shareholders or interested parties communicate with non-management Directors?

Shareholders and other parties interested in communicating directly with the non-management Directors as a group or the Board may do so by contacting the Company’s Corporate Secretary c/o Nalco Company, 1601 W. Diehl Road, Naperville, IL 60563, who will notify Mr. Marchese (on behalf of the Audit Committee) of such interest, or by contacting Mr. Marchese in accordance with “Whistleblower Procedures” established by the Audit Committee and reflected in Exhibit B to the Audit Committee Charter available on the Company’s Web site at www.nalco.com. Mr. Marchese is an independent, non-management Director who is Chairman of the Company’s Audit Committee. Written correspondence from shareholders relating to accounting, internal controls or auditing matters are brought to the attention of Mr. Marchese and to the internal audit department.

Who chairs the Company’s executive sessions?

The Lead Director chairs executive sessions, calls meetings of the independent Directors, works with the Chairman on meeting schedules and agendas, acts as a liaison between the Chairman and the Board, leads the Board’s review of the Chairman and is available to receive shareholder communications. Initially, the position of Lead Director was to rotate between the Chairmen of the Board Committees. On November 13, 2008, the Board modified the tenure of the Lead Director to permit the Lead Director to stay in his or her current role until a new Lead Director is appointed by the Board. Mr. Chase has been our Lead Director since January 1, 2008 and has chaired the executive sessions during that period.

What are the Company’s policies on reporting of concerns regarding accounting?

The Audit Committee has established policies on reporting of concerns regarding accounting and other matters in addition to the Company’s policy on communicating with non-management Directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company’s personnel, with respect to accounting, internal accounting controls, auditing matters or other concerns, may (where permitted), in a confidential or anonymous manner, communicate that concern to the General Counsel of the Company. If any person believes that he or she should communicate with a non-management or independent director, he or she may contact Mr. Marchese, Chairman of the Company’s Audit Committee, or discuss any concern on an anonymous basis, in accordance with the Company’s Whistleblower Procedures, by contacting the Company’s Ethics Line at 888-749-1949 or a series of international phone numbers for international callers available on the Company’s Web site at www.nalco.com.

What are the Company’s Corporate Governance Guidelines and Ethics Policies?

•

Board Committee Charters. The Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environment Committees of the Board of Directors operate pursuant to written charters. Each charter is available on the Company’s Web site at www.nalco.com and is available in print to any shareholder who requests it from the Company’s Corporate Secretary. The charter of the Audit Committee is attached to this Proxy Statement as Annex A.

•

Corporate Governance Principles. The Board of Directors has documented its corporate governance principles in the Guidelines, which were adopted to reflect certain best practices and requirements of the NYSE. The Guidelines are available on the Company’s Web site at www.nalco.com. A copy may also be obtained upon request from the Company’s Corporate Secretary.

•

Code of Ethical Business Conduct and Officer Code of Ethics. Nalco’s Code of Ethical Business Conduct emphasizes the Company’s commitment to the highest standards of business conduct. The Code of Ethical Business Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Ethical Business Conduct applies to the Board of Directors and the principal executive officer, the principal financial officer and the principal accounting officer, as well as all employees of the Company. Nalco’s executive and financial officers also adhere to Nalco’s Officer Code of Ethics. Periodically, the Directors, officers and certain management employees in the Company are required to complete a conflict of interest questionnaire and certify in writing that they have read and understand the Code of Ethical Business Conduct. The Code of Ethical Business Conduct and Officer Code of Ethics are available on the Company’s Web site at www.nalco.com or by contacting the Corporate Secretary to receive a written copy. The Company intends to post amendments to or waivers from its Code of Ethical Business Conduct and Officer Code of Ethics (to the extent applicable to the Board of Directors or executive officers) on its Web site.

What other significant Board practices does the Company have?

•

Private Executive Sessions. The non-management members of the Board of Directors and the members of the Audit Committee meet at least once each year (and more often, if requested by any member) in an executive session in which no member of management is present to discuss any matters selected by such member. Independent directors will meet by themselves at least once each year. Non-management members of the Board and the members of the Audit Committee each met in executive session four times in 2008. Our non-management board members during 2008 were all independent board members.

•

Advance Materials. Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

•

Board and Committees Self-Evaluations. The Board has an annual self-evaluation process. This assessment focuses on the Board’s contribution to the Company and the Board’s process and procedures. In addition, the Audit, Compensation and Nominating and Corporate Governance Committees also conduct a similar annual self-evaluation. The results of Board evaluations are reviewed by the Nominating and Corporate Governance Committee and the Board may take action based on noted weaknesses. The Board and each of the aforementioned Committees conducted its self-evaluation for 2008.

•

Peer Evaluation. The Board conducts a peer evaluation process. The Chairman of the Nominating and Corporate Governance Committee conducts interviews of each of the members of the Board to assess strengths and weaknesses of individual Board members and will summarize these interviews in a report back to the Board.

What access do the Board and Board Committees have to management and to outside advisers?

•

Access to Management and Employees. Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings to present information about the results, plans and operations of the business within their areas of responsibility.

•

Access to Outside Advisers. The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Corporate Governance Committee has the authority to retain search firms to be used to identify director candidates. The Compensation Committee has the authority to retain compensation consultants for advice on executive compensation matters. The Safety, Health and Environment Committee has the authority to retain legal, accounting and other outside advisers.

What Certifications have been filed?

Our Chief Executive Officer filed his NYSE 303A certification without qualification, and he and our Chief Financial Officer have filed their Sarbanes-Oxley 302 certifications with the Company’s 10-K.

PROPOSALS TO BE VOTED UPON

PROPOSAL 1: ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Who are this year’s nominees?

The Board of Directors consists of seven members, divided into three classes. The three-year term of the classes are staggered so that the term of one class expires at each annual meeting. The terms of the Class II

Directors will expire at the 2009 annual meeting. The Board of Directors has nominated the following individuals as Class II Directors, for election at the Annual Meeting:

•	Mr. J. Erik Fyrwald;

•	Mr. Richard B. Marchese; and

•	Mr. Paul J. Norris.

If elected, the Company expects that Mr. Fyrwald, Mr. Marchese and Mr. Norris will serve as Class II Directors and hold office until the 2012 annual meeting of shareholders and until their respective successors have been elected and qualified.

Biographical information about each of the nominees, including their present occupations and business experience, follows. The Board recommends that you vote “FOR” the election of these nominees.

Mr. J. Erik Fyrwald Age 49 Director of the Company since February 2008	Mr. Fyrwald joined our Company as Chairman, President and Chief Executive Officer in February 2008. Between 2003 and 2008, Mr. Fyrwald was Group Vice President of the Agriculture and Nutrition division of E. I. duPont de Nemours and Company. Before that he was Vice President and General Manager of DuPont’s Nutrition and Health Business. Mr. Fyrwald also serves on the board of directors for Eli Lilly and Company. He holds a chemical engineering degree from the University of Delaware and participated in the Advanced Management Program at Harvard Business School.

Mr. Richard B. Marchese Age 67 Director of the Company since May 2005	Mr. Marchese served for 14 years as the Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation, retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, the Controller of the Resins Division of Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation. Mr. Marchese is a member of the board of directors of Blue Linx Holdings, Inc. and is a member of the board of directors of Quality Distribution, Inc., where he serves on the Executive Committee.
Mr. Marchese has a B.S. in Accounting from Fairleigh Dickinson University.

Mr. Paul J. Norris Age 61 Director of the Company Since February 2009	Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W.R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W.R. Grace’s business for the six years prior to his retirement as Chief Executive Officer. He is currently a member of W.R. Grace’s Board of Directors. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. W.R. Grace filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in April 2001. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998; President, AlliedSignal Polymers Division from 1994 to 1997; and President, AlliedSignal Chemicals & Catalysts from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation, including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business director for Petroleum Catalysts. Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc. He is a director of the FMC Corporation, the Non-Executive Chairman of the Board of Directors of Sealy Corporation, and performs advisory services for Kohlberg Kravis Roberts & Co., currently the majority shareholder of Sealy Corporation.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

What vote is required to elect Directors?

A plurality of the votes cast at the annual meeting is required for the election of directors. This means that the three nominees receiving the highest number of “FOR” votes cast at the meeting will be elected. Any elected Director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall submit his or her resignation (pursuant to a previously tendered resignation) for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors what action to be taken with respect to such resignation, and the Board of Directors may accept that resignation or may reject that resignation (if the Director is willing to continue his or her service on the Board of Directors).

Who are the other Directors?

The other Directors of the Company whose terms of office continue after this annual meeting are listed below. Each of these Directors will serve until the annual meeting of shareholders in the year indicated and until their respective successors have been elected and qualified.

Class III Directors Term Expiring in 2010

Mr. Carl M. Casale Age 47 Director of the Company since October 2008	Mr. Casale is Executive Vice President, Strategy and Operations for Monsanto Company, a post he has held since October 2007. Prior to that he was Executive Vice President, North America and Latin America North for Monsanto from 2003 to 2007 and Vice President, North America from 2000 to 2003. He began his career with Monsanto as a sales representative in 1984. Mr. Casale has a B.S. degree in agricultural economics from Oregon State University and an Executive M.B.A. from Washington University in St. Louis.

Mr. Rodney F. Chase Age 65 Director of the Company since May 2005	Mr. Chase is a former Deputy Group Chief Executive of BP and served on the board of BP for eleven years. He retired from BP in April 2003 after 38 years of service. During his career, Mr. Chase had major responsibility for the sale of BP Minerals, and the acquisition and integration of Sohio, Britoil, Amoco, ARCO, Mobil Europe, Castrol and Veba Oil, together with the disposal of BP’s holding in Ruhrgas. He was instrumental in the creation of TNK-BP, BP’s Russian business entity. He was Deputy Chairman of TNK-BP until May 2004. Mr. Chase now serves on the board of Tesco plc as Deputy Chairman and Senior Independent Director. He is a Non-Executive Director of Computer Sciences Corp. and Tesoro Corporation, and Non-Executive Chairman of Petrofac Limited in the Channel Isles. He has previously served as a Non-Executive Director of B.O.C. plc and Diageo plc in London.

Class I Directors Term Expiring in 2011

Mr. Douglas A. Pertz Age 54 Director of the Company since November 2004	Mr. Pertz is Director, President and Chief Executive Officer of Clipper Windpower Plc. Before his appointment to that position he was Managing Director of OneEquity Partners. He was formerly Chairman and Chief Executive Officer of IMC Global Inc., one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients, from October 2000 until IMC merged to form The Mosaic Company in October 2004. From October 1999 to October 2000, Mr. Pertz served as President and Chief Executive Officer of IMC Global Inc. and from October 1998 to October 1999, as President and Chief Operating Officer of IMC Global Inc. Prior to joining IMC Global Inc., Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a leading manufacturer and distributor of water, purification and treatment products. He has previously served as a member of the board of directors of The Mosaic Company, Compass Minerals International Inc. and Bowater Incorporated.

Mr. Daniel S. Sanders Age 69 Director of the Company since January 2005	Mr. Sanders is the former President, ExxonMobil Chemical Company, and Vice President, ExxonMobil Corporation. He retired from ExxonMobil on August 31, 2004 after 43 years of service. In 1988, Mr. Sanders became Executive Assistant to the Chairman and President of Exxon Corporation, and in 1990 was appointed Senior Vice President of Exxon Company, U.S.A. In 1992, he became worldwide President of the Basic Chemicals Group of Exxon Chemical Company, and in 1994 he became Vice President of Human Resources of Exxon Corporation. He was named Executive Vice President of Exxon Chemical in 1998 and President in January 1999. He was named President of ExxonMobil Chemical Company in December of 1999 when the two companies merged. Mr. Sanders is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He currently serves as a director of Milliken & Company, Arch Chemicals, Inc. and Celanese Corporation.
Mr. Sanders received the Society of Chemical Industry Medal in 2005.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

What am I voting on?

The Audit Committee of the Board will consider the appointment of the Independent Registered Public Accounting Firm of Ernst & Young LLP to conduct the independent audit for 2009. Although shareholder ratification of the appointment is not required, the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee is expected to act on the appointment of Ernst & Young before the Annual Meeting and will reconsider any appointment if Ernst & Young is not ratified by the shareholders. The Board and the Audit Committee recommend that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2009.

Will a representative of Ernst & Young LLP be present at the meeting?

Representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the selection of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the selection of an Independent Registered Public Accounting Firm.

What fees did the Company pay to Ernst & Young LLP for audit and other services for fiscal years 2008 and 2007?

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2008 and 2007, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for 2008 and 2007.

	2008 (in millions)	2007 (in millions)
Audit fees(1)	$4.7	$4.7
Audit-related fees(2)	-	0.1

Audit and audit-related fees	4.7	4.8
Tax fees	-	-
All other fees	-	-

Total fees	$4.7	$4.8

(1)	Audit fees for 2008 and 2007 include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company’s quarterly reports and statutory audits.

(2)	Audit-related fees for 2007 consisted of fees related to acquisitions.

To safeguard the continued independence of the independent auditors, the Audit Committee has adopted a pre-approval policy for pre-approval of audit and non-audit services. This policy is intended to prevent the independent auditors from providing services to the Company that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended. This policy also provides that independent auditors are only permitted to provide services to the Company that have been pre-approved by the Audit Committee. Pursuant to the policy, all audit services require advance approval by the Audit Committee. All other services by the independent auditors that fall within certain designated dollar thresholds, both per engagement as well as annual aggregate, have been pre-approved under the policy. Different dollar thresholds apply to the three categories of pre-approved services specified in the policy (Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee. Pursuant to applicable provisions of the Securities Exchange Act of 1934, as amended, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, who is an independent director. The Chairman has presented all approval decisions to the full Audit Committee.

The Company’s Pre-Approval Policy setting forth the Company’s policy for pre-approval of audit and non-audit services can be found at the Company’s Web site at www.nalco.com and is included as an exhibit to the Company’s Audit Committee charter attached to this Proxy Statement as Annex A.

STOCK OWNERSHIP INFORMATION

Who are the Company’s largest shareholders?

The following table and accompanying footnotes show information regarding the beneficial ownership of the Company’s common stock as of March 9, 2009 (based on 138,151,378 outstanding shares):

•	Each person who is known by the Company to own beneficially more than 5% of the Company’s common stock;

•	Each member of the Board of Directors and each of the Company’s named executive officers; and

•	All members of the Board of Directors and the Company’s executive officers as a group.

Name of Beneficial Owner	Number	Percent
J. Erik Fyrwald	5,000	*
Bradley J. Bell	705,345	*
David E. Flitman	2,500	*
Steve M. Taylor	14,291	*
David Johnson	42,302	*
Douglas A. Pertz(1)	12,377	*
Daniel S. Sanders(1)	36,377	*
Richard B. Marchese(1)	8,377	*
Rodney F. Chase(1)	8,377	*
Paul J. Norris(1)	0	*
Carl M. Casale(1)	0	*
All directors and officers as a group (16 persons)	1,032,760	*
Morgan Stanley(2)	6,898,003	5.0%
MSD Capital, L.P.(3)	7,716,904	5.6%

*	Less than 1%

(1)	The Company’s non-management Directors each received an award of 6,385 restricted stock units on January 8, 2009. These restricted stock units, and the 4,185 restricted stock units awarded on January 8, 2008, that have not yet vested are not reflected in the Stock Ownership Table. The non-management directors’ and officers’ vested restricted stock units are reflected in the Stock Ownership Table.

(2)	On February 17, 2009, Morgan Stanley reported beneficial ownership of 6,898,003 shares of the Company’s common stock as of December 31, 2008 on Schedule 13G. This filing indicated sole voting power for 6,765,359 shares, shared voting power for 344 shares and the sole disposition power for 6,898,003 shares reported. The address of the principal business office of Morgan Stanley is 1585 Broadway, New York, New York 10036.

(3)

On October 14, 2008, MSD Capital, L.P. (“MSD Capital”), MSD SBI, L.P. (“MSD SBI”) and MSD Value Investments reported beneficial ownership of 7,716,904, 4,123,406 and 3,593,498 shares, respectively, of the Company’s common stock as of October 2, 2008 on Schedule 13G. The filing indicated sole voting power for none of the shares and sole disposition power for all of the shares reported. According to the filing (i) MSD Capital is the general partner of MSD SBI and MSD Value Investments and may be deemed to indirectly beneficially own securities owned by MSD SBI and MSD Value Investments and (ii) MSD Capital Management LLC is the general partner of MSD Capital. The address of the principal business office of each of these entities is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

How much Nalco common stock is owned by the Directors and executive officers?

The above table shows the beneficial ownership of Nalco common stock as of March 9, 2009 by

•	each of the Company’s continuing Directors and nominees for election as Directors,

•	each of the executive officers named in the summary compensation table on page 35, and

•	all Directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, executive officers and persons who own more than 10% of the outstanding shares of Nalco common stock to file with the SEC reports of their ownership and changes in their ownership of the Company’s common stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish the Company with copies of all ownership reports they file with the SEC. To the Company’s knowledge, all Section 16(a) filing requirements were met during 2008, with the exceptions of a delay in filing a Form 4 for performance shares granted to each of Frederic Jung, Mary Manupella and Steve Taylor under the Company’s Stock Incentive Plan, and a delay in filing a Form 4 for each of two transactions for Mary Kay Kaufmann.

NAMED EXECUTIVE OFFICERS

Who are the Company’s named executive officers?

Mr. J. Erik Fyrwald has been the Company’s Chairman, President and Chief Executive Officer since joining the Company in February 2008. From 2003 to 2008, Mr. Fyrwald was Group Vice President of the Agriculture and Nutrition division of E. I. duPont de Nemours and Company. From 2000 until 2003 he was Vice President and General Manager of DuPont’s Nutrition and Health Business. In 1999, Mr. Fyrwald was Vice President for Corporate Strategic Planning and Business Development at DuPont. At DuPont, Mr. Fyrwald held a broad variety of assignments in a number of divisions covering many industries. He has worked in several locations throughout North America and Asia. Mr. Fyrwald also serves on the board of directors for Eli Lilly and Company. He holds a chemical engineering degree from the University of Delaware and participated in the Advanced Management Program at Harvard Business School.

Bradley J. Bell has been the Company’s Executive Vice President and Chief Financial Officer since joining the Company in November 2003. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company, a $6 billion global specialty chemicals manufacturer. There, Mr. Bell played an active role in the company’s strategic portfolio review, including substantial acquisitions, divestitures, and development and implementation of post-transaction cost-elimination programs exceeding $500 million. Prior to that, Mr. Bell served as Vice President and Treasurer of both the Whirlpool Corporation, from 1987 to 1997, and the Bundy Corporation, from 1980 to 1987. Mr. Bell is a director and chairman of the audit committee of IDEX Corporation and a director and chairman of the audit committee of Compass Minerals International, Inc.

David E. Flitman has been the Company’s Executive Vice President and President, Water and Process Services since January 2009. Prior to that he was Executive Vice President and President, Industrial and Institutional Services since joining Nalco in August 2008. Mr. Flitman was VP Distribution of Allegheny Power, the energy delivery arm of Allegheny Energy Inc., from February 2005 until June 2006 when he was promoted to President of Allegheny until 2008. Before joining Allegheny he gained broad cross-functional and global experience in a variety of leadership positions during a nearly 20-year career at DuPont, where he had most recently served as Global Business Director for the Nonwovens Business Group.

David Johnson has been the Company’s Executive Vice President, President, EAME (Europe, Africa, Middle East) since January 2009. Prior to that he was Group Vice President and President of EAME Operations since May 2007. Mr. Johnson was Vice President of the global Downstream business for our Energy Services division from 2006 to 2007. He was the Global Strategic Business Leader for Energy Services Downstream from 2004 to 2005. In 2003, Mr. Johnson was General Sales Manager for the Downstream business in North America. He became General Marketing Manager for the Refinery and Fuel Management (RFM) business unit in 2002. From 1999 to 2002, Mr. Johnson was Business Manager for the EAME RFM group of the Nalco/Exxon joint venture, after having served as the group’s Marketing Manager from 1996 to 1999. Mr. Johnson was Market Development Manager for the EAME RFM group from 1994 to 1996, and he held the same position from 1990 to 1994 for the Oil Field Chemicals (OFC), RFM and Chemical Process Industries groups. From 1987 to 1990, Mr. Johnson worked in the U.K. as Area Manager for OFC. He held the same position, based in Norway, from 1985 to 1987 and, prior to that, Mr. Johnson was a Technical Sales Representative for OFC from 1983 to 1985. Before moving into sales, Mr. Johnson worked as a Scientific Investigator in hydrocarbons research from 1981 to 1983. He began his career with the Company in 1978 in our U.K.-based Weavergate Works Laboratory as a Scientific Assistant.

Steve M. Taylor has been the Company’s Executive Vice President, President, Energy Services Division since January 2009. He had been Group Vice President and President of our Energy Services division since May 2007 and prior to that served as Vice President of Upstream Energy Services. In 2005, Mr. Taylor served as Strategic Business Unit Leader of our Oilfield Chemicals (OFC) group. In 2004, he was named Division Vice President of Marketing for Upstream and Downstream in our Energy Services Division. From 2002 to 2004, Mr. Taylor served as Worldwide Marketing Manager for OFC. He served as North American Oilfield Chemicals Sales Manager from 1998 until 2002. Mr. Taylor joined Exxon in 1983 having gained a Geology Degree from Bristol University in the UK. He held a number of business marketing and research positions with Exxon Chemical before entering sales as an Energy Representative in the Sultanate of Oman in 1989. He was the Sales Manager for the Middle East when he joined the Company through the formation of the Nalco/Exxon Joint Venture in 1994.

COMPENSATION DISCUSSION AND ANALYSIS

I.	Introduction and Corporate Governance

The Compensation Committee and its Duties. The Board has formed a Compensation Committee and authorized it to address the Company’s executive compensation plans and practices. A copy of the Amended and Restated Compensation Committee Charter is available on the Corporate Governance page of the Nalco Company Web site: www.nalco.com. The Compensation Committee reviews its Charter on an annual basis and updates the Charter as required.

The Compensation Committee is comprised of no fewer than three Board members. The Compensation Committee members are appointed by the Board after the review and recommendation of the Company’s Nominating and Corporate Governance Committee.

The Compensation Committee meets periodically under the direction of a Board-appointed Chairperson. The Compensation Committee’s regular annual meeting schedule is set no later than three months before the end of the preceding year; the Compensation Committee also periodically schedules special meetings and acts by written resolution on matters requiring attention between regularly scheduled meetings. The Company’s Chief Executive Officer, Vice President of Human Resources and Corporate Secretary regularly attend meetings of the Compensation Committee, and the Corporate Secretary takes and maintains minutes from such meetings. Other members of management also attend as required. Management periodically engages outside human resources, legal, accounting and executive compensation consultants to assist the activities of the Compensation Committee, and the Compensation Committee also has the authority to directly retain such consultants to assist its activities. The Compensation Committee meets periodically in executive session, including, as necessary, to address personnel issues impacting executive officers of the Company and its subsidiaries.

The Compensation Committee Chairperson is responsible for setting the agenda for the Committee’s meetings; management frequently makes recommendations to the Chairman as to matters that are appropriate for consideration by the Compensation Committee. The Compensation Committee also conducts an annual self-evaluation of its performance. The results of such self-evaluation are reviewed and reported back to the full Board of Directors.

The primary purposes of the Compensation Committee are to review and approve compensation, incentive and equity-based plans for the Company and its subsidiaries, and to establish and approve compensation packages for the Chief Executive Officer, other officers of the Company and other persons who report directly to the Chief Executive Officer, including officers whose compensation is disclosed in the Company’s proxy statement. Under its charter, the Compensation Committee is responsible for performing the following specific functions:

1.	The Compensation Committee reviews and recommends to the Board the total compensation for Directors and sets the amount of capital stock in the Company that should be held by Directors.

2.	The Compensation Committee establishes the total compensation packages provided to the Chief Executive Officer, other officers, including, without limitation, officers whose compensation is disclosed in the Company’s proxy statement, and other persons who report directly to the Chief Executive Officer. Specifically as to the Chief Executive Officer, the Compensation Committee will review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and based on such evaluation, review and approve the annual salary, bonus, stock option and other benefits, direct and indirect, of the Chief Executive Officer.

3.	The Compensation Committee reviews and approves any employment agreements, severance agreements or change of control agreements with the Chief Executive Officer, other officers and other persons reporting to the Chief Executive Officer.

4.	The Compensation Committee reviews and approves the design of the benefit plans that pertain to Directors, the Chief Executive Officer, other officers and other persons reporting directly to the Chief Executive Officer, including oversight of Rule 162(m) plans and awards granted thereunder.

5.	The Compensation Committee periodically reviews succession plans of the Chief Executive Officer of the Company and its subsidiaries and screens and recommends to the Board candidates for Chief Executive Officer and such other senior executive officers as may be determined by the Compensation Committee.

6.	The Compensation Committee reviews and recommends to the Board the creation and/or revision of compensation plans, incentive compensation plans and equity based plans and oversees the activities of the individuals responsible for administering the plans. The Compensation Committee reviews and approves all equity compensation plans of the Company and its subsidiaries that are not otherwise subject to the approval of the Company’s shareholders. In determining long-term incentive compensation the Compensation Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers and other officers at comparable companies and the awards given to the Chief Executive Officer and other executive officers in past years.

7.	The Compensation Committee oversees compliance with the applicable compensation reporting requirements of the SEC (including this Compensation Discussion and Analysis (“CD&A”) and the Compensation Committee Report).

8.	The Compensation Committee obtains, through discussions with management of the Company and its subsidiaries, a general understanding of compensation design throughout the Company and its subsidiaries.

9.	The Compensation Committee administers all plans that require “disinterested administration” under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, including all stock option, restricted stock and deferred stock plans.

10.	The Compensation Committee appoints members of Nalco Company’s Employee Benefit Plan Investment Committee (EBPIC) and the Employee Benefit Plan Administration Committee (EBPAC) and monitors that both Committees are actually conducting their assigned functions.

11.	The Compensation Committee approves the establishment, amendment and termination of all retirement plans of the Company and its subsidiaries.

12.	The Compensation Committee approves the appointment and removal of trustees and investment managers for pension fund assets.

13.	The Compensation Committee retains consultants independently from the Company, from time to time, to advise the Committee on executive compensation practices and policies and assist in the evaluation of the Chief Executive Officer and executive compensation. This authority includes the sole authority to terminate the consultants and approve the consultants’ fees and other retention terms.

The Compensation Committee does not have the authority to delegate these listed duties. The Company’s management will often provide information or make recommendations to the Compensation Committee relating to the duties listed above, including recommendations relating to the compensation, incentives and benefits of the Company’s officers. Similarly, as mentioned above, the Compensation Committee or the Company’s management will give assignments to outside human resources or compensation consultants to assist in the development of compensation plans and policies or provide information relating to such plans and policies. In each instance where such recommendation or information from either the Company’s management or outside consultant relates to the duties listed above, the Compensation Committee has exclusive authority to act on such recommendation or information.

The Membership of the Compensation Committee. Currently, the Compensation Committee is composed of three members of the Board. The Chairman of the Compensation Committee is Mr. Douglas A. Pertz and its members are Mr. Paul J. Norris and Mr. Daniel S. Sanders. As described on page 7, each of the current members of the Compensation Committee has been determined to be independent by the Board. Also, each of the current members of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Rodney F. Chase was a member of the Compensation Committee in 2008 and until Mr. Norris joined the Board and the Committee on February 12, 2009.

Compensation Committee Interlocks and Insider Participation. None of the individuals who served on our Compensation Committee during 2008 (or presently) was an officer of the Company or has been an officer of the Company in the past. None of the executive officers of our Company served as a member of a compensation committee (or other board committee performing equivalent functions as a compensation committee or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee. None of the executive officers of our Company served as a director of another entity, one of whose executive officers served on the Company’s Compensation Committee. None of the executive officers of our Company served as a member of the compensation committee (or other board committee performing equivalent functions as a compensation committee or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our Company.

Significant Activities of the Compensation Committee During 2008 and the First Quarter of 2009. During 2008, the Compensation Committee conducted six meetings. The Compensation Committee also conducted meetings on January 30, 2009 and February 12, 2009. The Compensation Committee engaged the services of Exequity LLP for certain consulting services relating to human resources and executive compensation matters during this period. The Company’s management also engages consultants on a periodic basis, to assist in making necessary disclosures, preparation of plan documents and the evaluation of the funded status of the Company’s pension plans. Management and the Employee Benefits Plan Investment Committee have also retained SEI Investments Co. to assist in investment management decisions relating to the assets and administration of the Company’s retirement plans. Management also periodically consults with the Company’s outside auditors, Ernst & Young LLP, concerning the accounting impacts of compensation decisions.

During 2008, the Compensation Committee approved Long-Term Equity Incentive Awards under the Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”) for certain management level employees. The Compensation Committee set the following ranges of performance for these Long-Term Equity Incentive Awards:

Long-Term Equity Incentive Awards

2008-2010 Grant

Adjusted EBITDA Performance Targets (50% weighting)

	Threshold 80%	Base 100%	Premium 120%	Maximum 150%
2008 Plan Year	$725M	$760M	$785M	$808M
2009 Plan Year (% above 2008 Achievement)	4%	7%	10%	13%

Real Revenue Growth Performance Targets (25% weighting)
	Threshold 80%	Base 100%	Premium 120%	Maximum 150%
2008 & 2009 Plan Year	3%	4%	5%	6%

Cost Reduction Performance Targets (25% weighting)
	Threshold 80%	Base 100%	Premium 120%	Maximum 150%
2008 & 2009 Plan Year	$75M	$87.5M	$100M	$188.5M

Awards under a 2008-2010 grant are only made if the participant continues as an employee at the end of 2010.

Management Incentive Plan

2008 Grant

The Compensation Committee also set the following 2008 performance targets under the Management Incentive Plan:

Adjusted EBITDA Performance Targets

	Adjusted EBITDA	EBITDA Achievement	Top 3 EPS Growth
	75% of weighting
Threshold	$725M	40%	+20%
Base	$760M	100%	+20%
Premium	$785M	120%	+20%
Maximum	$808M	180%	+20%

Free Cash Flow Performance Targets

	Free Cash Flow	Free Cash Flow Achievement	Top 3 EPS Growth
	25% of weighting
Threshold	$255M	40%	+20%
Base	$285M	100%	+20%
Premium	$295M	120%	+20%
Maximum	$320M	180%	+20%

Under MIP Plan rules, the 20% kicker will be achieved if Nalco is in the Top 3 in EPS growth of the selected peer group and the threshold target is met for Adjusted EBITDA or Free Cash Flow.

During 2008, the Compensation Committee addressed all matters regarding the hiring and compensation packages for the Chief Executive Officer and the officers and other persons reporting to the Chief Executive Officer. In 2008, the Compensation Committee reviewed the 2007 performance targets and determined progress against performance targets in long-term incentive plans and that the Company and its subsidiaries met EBITDA, cost reduction and relative EPS performance in the Management Incentive Plan and determined that payout under this plan would be102%. The Compensation Committee also performed its other periodic activities, including review of succession planning and self-evaluation.

On November 12, 2008, the Board of Directors of Nalco Holding Company determined that director compensation for 2009 would be unchanged from the following 2008 levels: (a) annual cash retainer of $70,000; (b) equity compensation with target value of $80,000; (c) Audit Committee Chairman retainer of $15,000; (d) Committee Chairman retainer (other than Audit Committee) of $7,500; and (e) Committee meeting fee of $1,500 per meeting. No meeting fee will be paid for Board Meetings, and Nalco Holding Company will reimburse expenses related to duties as a director. The Board also determined that the Lead Director would be paid an annual stipend of $20,000.

On March 13, 2008, the Board approved additional one-time compensation related to additional services performed during the search for a new Chairman and Chief Executive Officer and negotiation of an amended employment agreement and resolution of open issues with our former Chairman and Chief Executive Officer. The additional services included attendance at meetings, telephone calls, conferences and interviews. On average each of the directors participated in 28 different meetings, interviews or other sessions relating to this transition process, including meetings of the Special Committee to search and recruit a new Chairman and Chief Executive Officer. The directors were each paid $42,000 for these additional services. Also, on March 13, 2008, the Board authorized a one-time payment of $60,000 to Mr. Chase for his service as Interim Chairman.

During the first quarter of 2009, the Compensation Committee has taken the following actions: (a) Productivity Payments. The Compensation Committee authorized an incentive plan for 2009 that would permit lump-sum payments to be made to employees, including executive management, if productivity and cost savings targets are achieved during the first half of the year, the second half of the year or the full year. (b) Management Incentive Plan – 2008. The Compensation Committee determined that the payout under the 2008 Management Incentive Plan would be at 59.4% of target levels. (c) Profit Sharing and Savings Plan – 2008. The Compensation Committee determined that earnings performance triggered a 2.83% contribution to the US Profit Sharing and Savings Plan (2.13% for employees who are participants in the Company’s Retirement Income Plan). (d) Long-Term Equity Incentive Awards – 2008. The Compensation Committee determined that under the Long-Term Equity Incentive Plans the Company’s performance would justify payments at 58.7% for the two performance years under the 2007-09 cycle and 37.5% (out of 40%) for the first performance year under the 2008-10 cycle. (e) Management Incentive Plan – 2009. The Compensation Committee also set targets for the 2009 Management Incentive Plan: equally dependent upon EBITDA, Free Cash Flow, Productivity/Cost Savings and Relative EPS performance (against a peer group different from that which is the Company’s general compensation peer group). (f) Long-Term Equity Incentive Awards – 2009. The Compensation Committee set targets for the 2009-11 cycle of Long-Term Equity Incentive Awards based on three year compounded organic revenue growth and three year compounded EBITDA growth. These awards also require that the participant continue to be employed at the end of 2011 before an award will vest. The Compensation Committee included restricted shares grants (without performance criteria) and option grants to certain of the participants in the Long-Term Equity Incentive Awards program.

The Compensation Committee authorized the grant of severance and change of control benefits to certain of our senior executives effective on January 1, 2009, (replacing expiring severance agreements). These benefits provide for certain payments in the event the subject executive’s employment is involuntarily terminated for reasons not constituting cause (or voluntarily terminated for good reason) and provide for acceleration of the vesting of equity incentive grants under the Company’s Stock Incentive Plan in the event of a change in control in the Company’s ownership.

II.	Objectives of Compensation Programs

Compensation Philosophies of the Company. As an overall philosophy, the Company and the Compensation Committee have a goal of providing competitive compensation programs that support the Company’s business strategies by attracting, retaining and developing individuals with the necessary talent and experience levels and to reward such individuals, through performance-based variable pay and recognition programs. In making compensation decisions, the Company looks at companies that are comparable to it in size and compete with the Company for talent, considering both industry and geography. The overriding goals of the compensation program are to be competitive, performance-based, cost effective, globally consistent and legally compliant. The Company targets pay programs at the 50th percentile target of peer companies, with individual compensation varying based on factors such as performance or experience. Compensation decisions are made objectively based on available market information. The Compensation Committee further requires that compensation programs promote safety in the workplace and ethical business practices.

In setting compensation packages and programs, the Company also looks at the mix between fixed and variable compensation and between long-term and short-term compensation. For the variable or incentive compensation, the Company looks at data from the comparable companies for the similar positions and the internal hierarchy of jobs. Comparative data and internal hierarchical information are also used when setting long-term compensation, with an additional emphasis given to long-term compensation for those jobs which tend to have a longer-term impact on the Company and its performance. The Compensation Committee has the discretion to factor the success of previous long-term cycles into pending long-term awards, but as the Company has only recently reinstated equity compensation programs, such issues have not yet been faced.

For certain executive or officer level jobs, the Company also considers comparable company data concerning post-termination compensation plans or agreements. The Company evaluates the need for such agreements to attract appropriate talent and includes in any such arrangement post-employment covenants protecting the Company’s confidential information, trade secrets, and, where appropriate, competitive position.

The peer group of companies used in making 2008 executive compensation decisions is listed below. The list is subject to change each year depending on the availability of the companies’ data and the continued appropriateness of each company for inclusion in the peer group.

Air Products and Chemicals, Inc.	Lennox International Inc.

Albemarle Corporation	Potash Corporation of Saskatchewan

Church & Dwight Company, Inc.	PPG Industries, Inc.

The Clorox Company	Praxair, Inc.

Dover Corporation	Rhodia, Inc.

Eastman Chemical Company	Rockwell Automation

Ecolab Inc.	United Stationers Inc.

FMC Technologies	The Valspar Corporation

Fortune Brands, Inc.	W. R. Grace & Co.

H. B. Fuller Company	W.W. Grainger, Inc.

JohnsonDiversey	Whirlpool Corporation

The Company and the Compensation Committee also consider the following functions of each pay component when developing compensation plans and programs:

Base Salary: to attract and retain, to recognize immediate contributions, to provide financial stability, to reward for performance (see description of the Company’s “Base Salary” program on page 27):

Benefits, Retirement and Pension Programs: to attract and retain executives, to address basic security needs (see the description of the Company’s programs for “Benefits,” “Retirement Income Plan” and “Profit Sharing and Savings Plan” below);

Short-Term Incentives: to attract and retain executives, to focus on short-term performance criteria such as operating results and efficiency, to pay for performance, to create shareholder value (see the description of the Company’s “Management Incentive Plan” on page 28);

Long-term Incentives: to attract and retain executives over long-term, to focus on long-term performance and shareholder value, to pay for long-term results and to focus on safety in the workplace and ethical business practices; (see the description of the Company’s “Long-Term Equity Incentive Awards under the 2004 SIP” on page 28); and

Perquisites: provided only when job-related or market-driven, to attract and retain executives; perquisites to be avoided if “one-off” and if not connected to job duties (see description of the Company’s “Perquisites” on page 28).

III.	Compensation Plans, Programs and Significant Policies

Applying these philosophies and objectives, the Company has developed the following executive compensation plans and programs which are adjusted as necessary for jurisdictional requirements, legal requirements and to reflect market conditions shown from comparable company data:

Base Salary. The Company establishes base salary market value points (“MVPs”) for each job position or job grouping, based on the comparable company analysis described above. Base salaries are offered in ranges of plus or minus 20% around the MVPs to attract and retain employees. Annual adjustments of base salary generally occur at the end of the first quarter, after performance evaluations for employees have been completed, and such adjustments reflect individual performance and regional business considerations. The Company endeavors to maintain base salaries within the designated ranges as it is making adjustments to base salaries.

Benefits. The Company provides medical, disability benefits, dental, life insurance, unless otherwise prohibited by local or statutory regulations. Benefits are offered to attract and retain employees.

Retirement Income Plan. The Retirement Income Plan is a noncontributory, defined-benefit plan that covers certain US employees of Nalco Company and other participating companies (certain subsidiaries and affiliates of Nalco Company). Effective January 1, 2003, the Plan was amended and restated to freeze participation, to freeze any future benefit accruals for nonvested participants under the traditional provisions of the Plan, to reduce the rate of future benefit accruals for vested participants under the traditional provisions of the Plan and to cease any future pay credits for the Plan’s Personal Retirement Account Program (PRAP) participants. A Supplemental Plan covers contributions that exceed qualification levels.

Profit Sharing and Savings Plan. The Profit Sharing and Savings Plan covers substantially all US employees of Nalco Company and other participating companies (certain subsidiaries and affiliates of Nalco Company). The Plan is a combined 401(k) savings plan and profit sharing plan. Employees are eligible to participate in the 401(k) savings and voluntary after-tax portions of the Plan upon date of hire. In order to receive a share of the employer profit sharing contribution, the employee must be employed on December 31 of the calendar year for which the contribution is made, provided the employee worked 1,000 hours in the year. Employer matching contributions for participants that are fully vested under the traditional provisions of the Nalco Company Retirement Income Plan shall be equal to 50% of the participant’s deferral contribution not in excess of 4% of earnings. Employer matching contributions for all other Plan participants shall be equal to 100% of a participant’s deferral contribution not in excess of 4% of earnings. At the end of the Plan year, the companies determine whether a profit sharing contribution will be made to the Plan. A Supplemental Plan covers contributions that exceed qualification levels.

Management Incentive Plan. The Company offers to designated global management employees the opportunity to earn an annual cash bonus based on the consolidated results of the Company reaching certain thresholds, often measured in earnings performance, cost savings and growth targets. The target level awards for job positions are derived from a comparative company analysis with the goal of paying at the median level among the comparable companies. This Plan encourages short-term earnings and revenue growth performance.

Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan. Beginning in 2006, the Company changed its method of providing long-term incentive compensation from cash awards to equity awards. The Company sets target level long-term incentive compensation awards for those job positions that have significant influence on the long-term results of the Company and that typically receive such long-term compensation based on the comparable company data. Similarly, the levels of such awards are derived from comparable company data for positions with comparable responsibilities.

Long-Term Equity Incentive Awards are made under the 2004 Stock Incentive Plan, which earmarks up to 7,500,000 of the Company shares to be available to be awarded as performance shares, restricted shares, phantom shares, options, restricted units or similar equity grants. The first regular annual awards under the 2004 Stock Incentive Plan were made in 2006. The former cash long-term incentive program continued through 2005.

During 2008, the Compensation Committee approved a three-year cycle grant of Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan. The largest grouping of award recipients were performance shares in the Company’s stock that vest conditioned upon the performance of the Company over a two-year period and the participant’s continued employment during a three-year period. A participant can earn up to 40% of the 2008-10 Cycle grant based on the Company reaching designated performance criteria during 2008, an additional 40% of the 2008-10 Cycle grant based on the Company reaching designated performance criteria during 2009 and the final 20% depending upon the Company’s performance in each of 2008 and 2009 meeting certain minimums. Performance which falls within a designated level would earn between 80% and 150% of target levels. Additionally, a participant must continue to be employed on December 31, 2010 to earn the award. The 2004 Stock Incentive Plan encourages long-term earnings and revenue growth performance.

For a smaller group of individuals, including certain of the named executive officers, the Company also granted stock options under the 2004 Stock Incentive Plan in addition to the restricted shares described above. Such options will vest in equal installments over four years subject to the participant continuing to be employed on the vesting date or they might vest earlier upon retirement, disability or death.

The Compensation Committee has also approved a small number of ad hoc grants under the 2004 Stock Incentive Plan for promotional or performance recognition of individuals in jobs that qualify for long-term equity incentives but who are hired after the completion of the annual grant process.

The size of grants made under the Long-Term Equity Incentive Plan are determined based on competitive market data. The Company aims to target the mid-point of the comparative group identified on page 26.

Severance Agreements. The Company has executed severance agreements with certain of its officers. The terms of these agreements were geared to attract individuals to these positions by offering benefits consistent with relevant market data. The severance agreements generally provide that a terminated participant will receive an amount that is a multiple of base salary and bonus at target level under the Management Incentive Plan and a prorated portion of the MIP award during the year of the severance. The specific terms of severance agreements for the named executive officers are described below.

Perquisites. The Company offers a limited package of perquisites to certain of its senior officers. These perquisites are described in the footnotes to the Summary Compensation Table. Perquisites are offered to attract and retain appropriately talented officers.

Equity Ownership Policies. The Company also maintains the following equity ownership policies as a further effort to assure that the compensation for directors and officers coincides with the performance of the Company and its share value:

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Director Equity Ownership. On November 10, 2005, the Board of Directors approved a policy, requiring Directors to hold an amount of equity in Nalco Holding Company equal to three times the Director’s annual cash retainer amount, such equity ownership level to be reached within three years after joining the Board of Directors. This stock ownership policy is reflected in the Company’s Corporate Governance Guidelines. This policy is designed to further the goal of performance-based compensation. The value of the equity for purposes of compliance with this policy is determined at the time of grant.

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Management Equity Ownership. On August 16, 2005, the Board of Directors adopted a policy requiring the Company’s senior executives to own equity in the Company equal to amounts ranging from one to three times their base compensation (five times for the CEO). These amounts will need to be met over a five-year period. This policy is designed to further the goal of performance-based compensation. The value of the equity for the purposes of this policy is determined at the time of grant.

Procedure for Equity Grants. The Compensation Committee has implemented a procedure for the grant of annual cash and long-term equity incentives. At the Compensation Committee’s first regular meeting during a year, typically at the end of January, the Committee will review the performance of the Company during the preceding year against target performance levels under the annual and long-term incentive plans. At the second meeting of the year, typically in mid-February, the Compensation Committee will set the performance levels for that year’s annual and long-term incentive plans and will approve proposed grants of Long-Term Equity Incentive Awards for that year. The closing date stock price for the date of this approval will be used in setting strike prices for options or value for restricted shares. The dates of these first two meetings will have been scheduled by the Compensation Committee no later than September 30 of the preceding year. In the event that one of these meetings falls during a period in which management is precluded from trading the Company’s shares or there is otherwise material information which is not publicly available, the meeting will be re-scheduled in one week delayed increments, until the meeting falls on a date where all material information has been publicly disclosed and such trading restriction is lifted. Similarly, ad hoc equity grants will only be made on the fifth business day of the month following agreement date for existing employees and commencement date for new employees and any such grants will reflect the closing stock price for that date. The Compensation Committee believes this procedure will best assure that equity grants are set objectively, at a time of full public information, thereby assuring that incentive compensation is solely a function of the Company’s favorable performance.

Nalco LLC 2004 Unit Plan. Prior to the Company becoming publicly registered in November 2004, its predecessor was owned by the Sponsors through a holding company: Nalco LLC. Certain of the members of our management invested in units of Nalco LLC as part of the Nalco LLC 2004 Unit Plan on June 30, 2004. The Nalco LLC 2004 Unit Plan was set up by Nalco LLC. The Nalco LLC 2004 Unit Plan is not a Company plan and is not governed by the Company’s Compensation Committee. The Sponsors designed the Nalco LLC 2004 Unit Plan to reward participants for increases in the value of the Company’s equity and for reaching earnings performance targets.

When the Nalco LLC 2004 Unit Plan was adopted, the Company determined that the Nalco LLC 2004 Unit Plan would provide adequate long-term equity incentive compensation for participants and that during the duration of the 2004 Unit Plan (2004-2008) the participant would not be eligible for additional long-term equity incentive awards under the 2004 Stock Incentive Plan annual grants (unless such participant was promoted to a higher position or other equitable adjustment was made permitting a larger long-term incentive compensation payment).

Among others, Bradley J. Bell and David Johnson participated in the Nalco LLC 2004 Unit Plan. The following is a summary of the material terms of the Nalco LLC 2004 Unit Plan:

General

The Nalco LLC 2004 Unit Plan granted the right to purchase class A units, class B units, class C units and class D units in Nalco LLC to certain employees, directors or consultants of Nalco LLC or its affiliates, including Nalco Holding Company.

The Nalco LLC 2004 Unit Plan was intended to encourage and reward the following: (1) the Class A Units were intended to give managers an equity stake in the Company similar to that of the sponsors, (2) the Class B Units, which were triggered (or restrictions were lifted) in 20% increments if the manager continued to be employed at the end of each of the five years of the Nalco LLC 2004 Unit Plan, were intended to encourage continued employment for the participants, (3) the Class C and D Units, which were triggered (or restrictions were lifted) on continued employment and reaching designated EBITDA targets (the D Units EBITDA target was stricter than for the C Units), were intended to encourage continued employment and to create an incentive for managers to reach the designated earnings targets. The ultimate value of the B, C and D Units would also reflect that the holders of Nalco LLC received a return of their original investment.

Administration

The Nalco LLC 2004 Unit Plan is administered by the Nalco LLC board of directors or a committee of the Nalco LLC board of directors; it is not administered by the Company. Mr. Marchese is Chairman of the Nalco LLC board; Bradley J. Bell and Stephen N. Landsman are members of the Nalco LLC board. Under US GAAP the awards under the Nalco LLC 2004 Unit Plan are reflected as compensation expense for the Company.

The Nalco LLC board or a committee of the Nalco LLC board has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the Nalco LLC 2004 Unit Plan, the number and/or class of units to be covered by an award, the purchase price, if any, of such awards, the terms and conditions of any award and under what circumstances awards may be accelerated, settled or cancelled. The Nalco LLC committee or board is authorized, in its discretion, to interpret the Nalco LLC 2004 Unit Plan, to establish, amend and rescind any rules and regulations relating to the Nalco LLC 2004 Unit Plan, to accelerate any conditions on the units and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Nalco LLC board or committee may correct any defect or supply any omission or reconcile any inconsistency in the Nalco LLC 2004 Unit Plan in the manner and to the extent the board or committee deems necessary or desirable.

Amendment and Termination

The Nalco LLC board of directors may amend or terminate the Nalco LLC 2004 Unit Plan at any time, provided that no amendment or termination is permitted that would diminish any rights of a management member in his or her investment without consent. No awards may be made under the Nalco LLC 2004 Unit Plan after the tenth anniversary of the effective date of the plan.

Original Terms of the Nalco LLC Units

The following is a summary of certain of the original terms of the NaIco LLC, class B units, class C units and class D units and restrictions applicable to those units. Class B units vest in five equal annual installments on each December 31 beginning on December 31, 2004, subject to a management member’s continued service with the Company or its affiliates; provided, that all of the class B units will vest 18 months following a change of control if the holder is employed by the Company on that date. Class C units will vest on the 8th anniversary of the date on which they are sold to a manager, subject to the manager’s continued service with the Company and its affiliates. However, the class C units will vest earlier, over five years, beginning on December 31, 2004, if the

Company meets certain EBITDA targets. Even if the Company fails to meet the EBITDA target for a given year, the class C units may still vest with respect to that year if EBITDA targets in a subsequent year or period are achieved. Notwithstanding the foregoing, all the class C units will vest 18 months following a change of control if (a) the EBITDA targets for the year preceding the change of control were achieved and (b) the holder is employed by the Company on that date. In addition, all of the class C units will vest once the Sponsors cease to own at least 20% of the voting securities of the Company if the EBITDA targets for the year preceding such sell-down are achieved. Class D units will vest on the 10th anniversary of the date on which they are sold to a manager, subject to the manager’s continued service with the Company and its affiliates. However, the class D units will vest earlier over the next five years, beginning on December 31, 2004, if the Company meets certain EBITDA targets (stricter than for the C units). Even if the Company fails to meet the EBITDA target for a given year, the class D units may still vest with respect to that year if EBITDA targets in a subsequent year or period are achieved. Notwithstanding the foregoing, all the class D units will vest 18 months following a change of control if (a) the EBITDA targets for the year preceding the change of control were achieved and (b) the holder is employed by the Company on that date. In addition, all of the class D units will vest once the Sponsors cease to own at least 20% of the voting securities of the Company if the EBITDA targets for the year preceding such sell-down are achieved. Certain managers were also permitted to invest in Class A Units of Nalco LLC. This Class A units were fully vested at the time of purchase.

The participants in the Nalco LLC 2004 Unit Plan made a payment for the units at the inception of the Unit Plan, and no further payment is required from the participants at the time the units vest. If, however, an employee ceases to be employed by the Company before the triggering date, then the Company can repurchase any unvested units at the original purchase price (which is lower than fair market value). This is why the units are called “unvested.”

The Company’s senior managers who purchased B, C and D Units under the Nalco LLC 2004 Unit Plan did not participate in the Company’s annual awards under the 2004 Stock Incentive Plan before 2009. The Compensation Committee has determined that in the event any participant in the Nalco LLC 2004 Unit Plan has received a promotion since his or her investment in the Nalco LLC 2004 Unit Plan on June 30, 2004, and such promotion would take such participant to a position with a larger long-term incentive component, such participant will be permitted to receive an incremental award under the 2004 Stock Incentive Plan which would permit a total long-term equity incentive appropriate for his or her position.

Nalco LLC 2004 Unit Plan – Activities During 2006

During 2006, the Sponsors sold shares in the Company and their ownership was decreased to approximately 12.6%. The Nalco LLC board of directors exercised its discretionary right to accelerate vesting of the units and resolved as follows relating to the Nalco LLC 2004 Unit Plan: (a) C units for 2005 and 2006 vested on December 31, 2006 pursuant to the terms and conditions of the Plan, (b) D units for 2005 and 2006 vested on December 31, 2006, subject to a commitment by the participants in the Nalco LLC 2004 Unit Plan that they would refrain from transferring such units or the converted shares in the Company relating to such Units for a period of two years from the date of vesting (the “Two-Year Lock-Up”), (c) C units and D units for 2007 vested on December 31, 2007, provided that the participant did not voluntarily terminate his or her employment before that date, subject to a Two-Year Lock-Up from the vesting date, (d) C units and D units for 2008 vested on December 31, 2008, provided that the participant did not voluntarily terminate his or her employment before that date, subject to a Two-Year Lock-Up from the vesting date. D units are subject to conversion into shares of the Company under this Plan at the original conversion rate of approximately 600 D units for each share in the Company. The units would also vest on the death, disability or retirement of the participant. The 2005 performance conditions for the C and D units were determined to have been met and the 2006, 2007 and 2008 performance conditions were waived with these actions of the Nalco LLC Board of Directors.

IV.	Elements of Compensation for Named Executive Officers

J. Erik Fyrwald. Effective on February 28, 2008, Mr. Fyrwald was elected as Chairman, President and Chief Executive Officer of the Company, Nalco Company and certain subsidiaries. Pursuant to an Employment

Letter Agreement, Mr. Fyrwald: (a) will receive an annual base salary, subject to review, and (b) will be eligible to participate in the Company’s Management Incentive Plan with a target bonus amount of 100% of his base salary, with the actual bonus having a range of 0% to 200% of his base salary based on actual performance in accordance with the terms of the Management Incentive Plan.

Mr. Fyrwald entered into a Severance Agreement with the Company that provides, upon either an involuntary termination without cause or voluntary termination for good reason benefits that include: (1) a severance payment equal to two times the sum of Mr. Fyrwald’s base salary plus his target bonus under the Management Incentive Plan; (2) continued participation for eighteen months in the Company’s medical and dental plans at active employee rates, and (3) a pro rata bonus under the Management Incentive Plan for the termination year based on actual performance for the year. Under the terms of the severance agreement, Mr. Fyrwald must execute a release to receive the benefits and may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, for a period of two years after the severance, Mr. Fyrwald may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries.

Under the Company’s 2004 Stock Incentive Plan, Mr. Fyrwald received: (1) 185,000 ten-year non-qualified stock options that vest in four equal installments (upon his continued employment) at the end of 2008 and the end of each of the following three years; (2) 75,000 performance shares that vest on December 31, 2010 subject to the achievement of certain performance criteria over the performance period for the 2008-2010 cycle under the Long-Term Incentive Plan and continued employment through December 31, 2010, and (3) 50,000 performance shares that vest on December 31, 2010 subject to the achievement of certain performance criteria for 2008 and Mr. Fyrwald’s continued employment through 2010.

Mr. Fyrwald entered into an agreement effective as of January 1, 2009 that would permit an acceleration of these grants under the 2004 Stock Incentive Plan and future grants under the 2004 Stock Incentive Plan in the event of a change in control of the Company.

In addition, as inducement awards outside the Company’s 2004 Stock Incentive Plan, Mr. Fyrwald received: (1) 40,000 ten-year non-qualified stock options that vest in four equal installments at the end of 2008 and the end of each of the following three years, (2) 150,000 ten-year non-qualified stock options that vest 50% on each of the third and fourth anniversaries of the date of the agreement and (3) 200,000 restricted shares that vest 50% on each of the third and fourth anniversaries of the date of the agreement. The grants outside of the 2004 Stock Incentive Plan under items (2) and (3) shall vest upon a change of control, an involuntary termination of employment or a voluntary termination for good reason.

Mr. Fyrwald participates in the Nalco Company defined contribution plan (Profit Sharing and Savings Plan), supplemental defined contribution, Executive Death Benefit Plan and other benefit plans common to all employees. The Company also offers Mr. Fyrwald reimbursement of certain tax and financial planning services.

Bradley J. Bell. Nalco Company entered into an employment agreement with Mr. Bell effective November 1, 2003 to serve as Executive Vice President and Chief Financial Officer. Mr. Bell’s employment may be terminated at will by Mr. Bell or by Nalco Company. Under this agreement, Mr. Bell is entitled to receive (a) a base salary, subject to annual review, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance.

Effective January 1, 2009, Mr. Bell entered into a Severance Agreement (replacing a previous severance agreement). Under this agreement, in the event of involuntary termination of Mr. Bell’s employment or termination by him for good reason, he will receive benefits that include: (1) a payment equal to 1.5 times his base salary and target bonus, (2) a pro-rated portion of his management incentive bonus for the year of termination and (3) continued medical and dental benefits for a period of eighteen months at the active employee rate. This severance agreement is conditioned upon Mr. Bell signing a release. Further, under this agreement

Mr. Bell may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, for a period of two years following a severance thereafter, Mr. Bell may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries.

Mr. Bell has not participated in the Company’s Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan before 2009. On February 6, 2009, Mr. Bell was granted 57,143 restricted shares under the Company’s 2004 Stock Incentive Plan, such restricted shares to vest in three years conditioned on Mr. Bell’s continued employment. Mr. Bell entered into an agreement effective as of January 1, 2009 that would permit an acceleration of his grants under the 2004 Stock Incentive Plan in the event of a change of control of the Company.

Under the Nalco LLC 2004 Unit Plan, Mr. Bell purchased 123,750,000 B units, 123,750,000 C units and 82,500,000 D units. Of these, 100% of the B Units have vested, 100% of the C Units have vested and 100% of the D Units have vested (collectively the “Vested Units”), subject to certain lock-up rights described above under the Plan description. As provided in the Nalco LLC 2004 Unit Plan, Mr. Bell has converted some or all of these Vested Units into shares of the Company and as of December 31, 2008, these Vested Units or the converted shares from these Vested Units have a net value of $6,218,572, after deducting the amounts paid for the Vested Units.

Mr. Bell participates in the Nalco Company defined contribution plan (Profit Sharing and Savings Plan), supplemental defined contribution plan, Executive Death Benefit Plan and other benefit plans common to all employees. The Company also offers Mr. Bell reimbursement of certain tax and financial planning services.

David E. Flitman. On July 17, 2008, Nalco Company entered into an Employment Letter Agreement with Mr. Flitman to serve as its Executive Vice President. Under this agreement Mr. Flitman will receive an annual base salary of $420,000 (subject to later adjustment) and an annual bonus with a target amount of 70% of his base salary, with a range of award to be earned of 0% to 200% of target based on actual performance in accordance with the terms of the Management Incentive Plan.

The letter agreement further provided that Mr. Flitman would receive annual long-term incentive awards with a value representing approximately 130% of his base salary. Pursuant to a change of control agreement executed on January 1, 2009, Mr. Flitman’s grants under the 2004 Stock Incentive Plan will vest upon a change in control of the Company.

Mr. Flitman also was granted: (1) a one-time cash payment of $205,000, (2) restricted shares vesting on the second anniversary of the grant date having a value of $1.2 million and (3) performance shares of $1.3 million vesting over three years if certain performance criteria are met. These restricted shares and performance shares would vest on a change of control of the Company or termination of his employment by the Company for reasons not constituting cause.

Mr. Flitman also signed a Severance Agreement that would include the following benefits, in the event of an involuntary termination without cause or voluntary termination for good reason: (1i) a severance payment equal to 1.5 times Mr. Flitman’s base salary, (2) a pro-rated portion of his management incentive bonus for the year of termination and (3) continued medical and dental benefits for a period of eighteen months at the active employee rate. This severance agreement is conditional upon Mr. Flitman signing a release. Further, Mr. Flitman may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, for a period of two years after a severance, Mr. Flitman may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries.

Mr. Flitman participates in the Nalco Company defined contribution plan, (Profit Sharing and Savings Plan), supplemental defined contribution plan, Executive Death Benefit Plan and other benefit plans common to all employees. The Company also offers Mr. Flitman reimbursement of certain tax and financial planning services.

David Johnson. On January 10, 2006, the Company entered into a Restricted Shares Agreement with Mr. Johnson. Under this Agreement Mr. Johnson was awarded 5,316 restricted shares that would vest in four equal installments on the last day of each of 2006, 2007, 2008 and 2009, provided Mr. Johnson is still employed with the Company or its affiliates on the vesting dates.

On June 7, 2007, the Company entered into a Restricted Shares Agreement with Mr. Johnson. Under this Agreement Mr. Johnson was awarded 15,308 restricted shares that would vest in four equal installments on the last day of each of 2007, 2008, 2009, and 2010, provided Mr. Johnson is still employed with the Company or its affiliates on the vesting dates.

On March 7, 2008, the Company granted 50,000 restricted shares to Mr. Johnson such shares to vest 50% on December 31, 2011 and 50% on December 31, 2012 subject to Mr. Johnson’s continued employment with the Company or its affiliates on the vesting dates.

Mr. Johnson participates in the Nalco LLC 2004 Unit Plan. As a result of a promotion into a position of additional responsibility, Mr. Johnson also participates in the Company’s annual awards under the 2004 Stock Incentive Plan and he received grants of Performance Shares and Options in 2006 and 2007. Under the Nalco LLC 2004 Unit Plan, Mr. Johnson purchased 11,250,000 B Units, 11,250,000 C Units, and 7,500,000 D Units. Of these, 100% of the B Units have vested, 100% of the C Units have vested and 100% of the D Units have vested (collectively the “Vested Units”), subject to certain lock-up rights described above under the plan description. As provided in the Nalco LLC 2004 Unit Plan, Mr. Johnson has converted some or all of these Vested Units into shares of the Company and as of December 31, 2008, these Vested Units or the converted shares from these Vested Units have a net value of $568,222 after deducting amounts paid for the Vested Units.

Mr. Johnson also executed an Expatriate Assignment Agreement on April 4, 2007 that provides for certain benefits associated with his transfer to Europe, including housing allowances, goods and services allowance, language training, foreign service premium and relocation expenses and allowances.

Effective January 1, 2009, Mr. Johnson entered into a Severance Agreement. Under this agreement, in the event of involuntary termination of Mr. Johnson’s employment or termination by him for good reason, he will receive the following benefits (among other things): (1) a payment equal to 1.5 times his base salary and target bonus, (2) a pro-rated portion of his management incentive bonus for the year of termination and (3) continued medical and dental benefits for a period of eighteen months at the active employee rate.

Mr. Johnson entered into an agreement effective as of January 1, 2009 that would permit an acceleration of his grants under the 2004 Stock Incentive Plan in the event of a change of control of the Company.

Mr. Johnson participates in the Nalco Limited 2002 Pension Plan, the Executive Death Benefit Plan and other benefit plans common to all employees. The Company also offers Mr. Johnson reimbursement of certain tax and financial planning services.

Steve M. Taylor. On June 7, 2007, the Company entered into a Restricted Shares Agreement with Mr. Taylor. Under this Agreement, Mr. Taylor was awarded 15,308 restricted shares that would vest in four equal installments on the last day of 2007, 2008, 2009 and 2010, provided Mr. Taylor is still employed with the Company or its affiliates on the vesting date.

On March 7, 2008, the Company granted 50,000 restricted shares to Mr. Taylor such shares to vest 50% on December 31, 2011 and 50% on December 31, 2012, subject to Mr. Taylor’s continued employment on the vesting date with the Company or its affiliates.

Mr. Taylor participates in annual awards under the Company’s 2004 Stock Incentive Plan.

Effective January 1, 2009, Mr. Taylor entered into a Severance Agreement (replacing a previous severance agreement). Under this agreement, in the event of involuntary termination of Mr. Taylor’s employment or termination by him for good reason, he will receive benefits that include: (1) a payment equal to 1.5 times his base salary and target bonus, (2) a pro-rated portion of his management incentive bonus for the year of termination and (3) continued medical and dental benefits for a period of eighteen months at the active employee rate.

Mr. Taylor entered into an agreement effective as of January 1, 2009 that would permit an acceleration of his grants under the 2004 Stock Incentive Plan in the event of a change of control of the Company.

Mr. Taylor participates in the Nalco Limited 2002 Pension Plan, Executive Death Benefit Plan and other benefit plans common to all employees. The Company also offers Mr. Taylor reimbursement of certain tax and financial planning services.

The foregoing Compensation Discussion and Analysis contains statements regarding incentive targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company cautions investors not to apply these statements to other contexts.

Nalco Holding Company

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)[1]	($)[2]	($)[2]	($)	($)	($)[3]	($)
J. Erik Fyrwald	2008	715,417		1,673,596	772,510	600,000	-	246,694	4,008,217
Chairman, President and CEO (PEO)

Bradley J. Bell	2008	468,172	125,000	10,643		210,962		51,354	866,131
EVP, CFO and Treasurer (PFO)	2007 2006	447,200 427,450	- -	7,821 16,286	- -	384,144 462,634	- -	77,735 39,644	916,900 946,014

David Johnson	2008	292,361		362,248	31,924	125,000		433,887	1,245,420
Group VP and President EAME Operations	2007	255,501	-	139,863	17,546	140,058	-	205,818	758,786

Steve Taylor	2008	288,756		362,672	70,005	140,000	-	43,606	905,039
Group VP and President Energy Services

David Flitman	2008	155,750	205,000	208,193	11,547	100,000	-	108,570	789,060
EVP and President I&IS

Footnotes to Summary Compensation Table

(1)	The amounts shown in this column represent: (a) for Mr. Bell – a special payment for his work as Interim Executive-in-Charge during 2008; and, (b) for Mr. Flitman – a guaranteed payment made in connection with his recruitment to the Company on August 19, 2008.

(2)

The amounts shown in the Stock Awards and Option Awards columns reflect the FAS 123(R) compensation expense recognized by the Company for fiscal 2008 for financial statement reporting purposes in connection with annual and special awards of stock options, performance share units and restricted stock units under the Nalco Holding Company 2004 Stock Incentive Plan for all the executives other than Mr. Bell, whose amounts in these columns represent compensation expense recognized by the Company for fiscal 2008 for financial statement reporting purposes in connection with his outstanding awards under the Nalco LLC 2004 Unit Plan. However, for purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these grants are set out in the following notes to the indicated Nalco Company and Subsidiaries Consolidated Financial Statements in the Form 10-Ks indicated:

For Stock and Option Awards Granted in FY	Consolidated and Combined Financial Statements	Included with Form 10-K filed:	Note(s)
2008	December 31, 2008	2/25/2009	15
2007	December 31, 2007	2/28/2008	15
2006	December 31, 2006	3/1/2007	15
2005	December 31, 2005	3/2/2006	16

None of the named executive officers forfeited any stock or option awards during the year. For performance share awards that were outstanding at December 31, 2008, the amount shown in the Stock Awards column for each named executive officer that holds a performance share grant reflects assumptions based on 2008 Company performance.

(3)	The amounts in this column reflect other compensation for 2008 that could not be properly reported in any other column. Details regarding all other compensation components are provided in the two supplemental tables below. Several of the benefits resulted in imputed income to the named executive officer. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officer, which is imputed as income to him.

	Perquisite Total Amount	Tax Gross-Ups	Tax Equalization	Foreign Taxes Paid	Company Contributions to Defined Contribution Plans	Total
Fyrwald	$218,866	$10,551	$-	$-	$17,277	$246,694
Bell	$10,950		$-	$-	$40,404	$51,354
Johnson	$200,973		$15,537	$185,657	$31,720	$433,887
Taylor	$15,166		$-	$-	$28,440	$43,606
Flitman	$103,815	$4,755	$-	$-	$-	$108,570

The following table details the perquisites and personal benefits for the named executive officers:

	Perquisites and Personal Benefits for Named Executive Officers
	Travel	Auto	Exec. Death Benefit	Financial Planning, Tax & Legal Services	Goods & Services	International Health Care	Housing	Relocation	Total
Fyrwald	$13,595	$772	$31,817	$21,527	$-	$-	$8,363	$142,792	$218,866
Bell	$-	$-	$-	$10,950	$-	$-	$-	$-	$10,950
Johnson	$-	$-	$9,104	$1,500	$81,281	$19,198	$89,890	$-	$200,973
Taylor	$-	$-	$15,166	$-	$-		$-	$-	$15,166
Flitman	$-	$-	$-	$10,638	$-	$-	$754	$92,423	$103,815

Mr. Johnson received compensation related to his international assignment which was paid to him in a currency other than U.S. dollars (US $), i.e., Euros (€). In computing the amounts disclosed above for Mr. Johnson, the Company used the average exchange rate of Euros to U.S. dollars during 2008, i.e., €0.67 to US$1.00.

Amounts shown in the Executive Death Benefits column of the Perquisites and Personal Benefits table above are based on the market value quotes of the cost of insurance from a third party insurance company for a term life insurance policy based on the life expectancy of each named executive officer having such a benefit.

GRANTS OF PLAN - BASED AWARDS - 2008

The 2008 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2008. Equity awards include nonqualified stock options (SO), performance shares (PS) and restricted stock (RS). Non-equity awards include awards under our Management Incentive Plan (MIP) for 2008.

Name	Award Type	Grant Date[1]	Compensation Committee and Board Meeting Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares or Stock Units[4]	All Other Option Awards; Number of Securities Underlying Options[5]	Exercise or Base Price of Option Awards[6]	Grant date fair value of stock and option awards[7]
				Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	($/Sh)	($)
				($)	($)	($)	(#)	(#)	(#)
Fyrwald[8]	MIP			340,000	850,000	1,700,000
	SO	3/7/2008	2/28/2008								375,000	20.84	$3,126,000
	PS	3/7/2008					100,000	125,000	187,500				$2,788,750
	RS	3/7/2008								200,000			$4,462,000

Bell	MIP			142,062	355,155	710,310

Johnson	MIP			52,820	132,050	264,100
	SO	2/14/2008									7,044	20.45	$58,888
	PS	2/14/2008					1,860	2,325	3,488				$47,546
	RS	3/7/2008	2/15/2008							50,000			$1,006,500

Taylor	MIP			52,820	132,050	264,100
	SO	2/14/2008									19,567	20.45	$163,580
	PS	2/14/2008					5,165	6,457	9,686				$132,046
	RS	3/7/2008	2/15/2008							50,000			$1,006,500

Flitman	MIP			43,512	108,780	217,560
	SO	9/8/2008	6/26/2008								13,109	23.14	$138,562
	PS	9/8/2008	6/26/2008				48,405	60,506	118,849				$1,400,109
	RS	9/8/2008	6/26/2008							51,858			$1,199,994

Footnotes to Grants of Plan-Based Awards Table

(1)	Unless otherwise indicated in the table above, the grant date is the date on which stock and option awards were approved by the Compensation Committee. Where the grant date differs from the date of Committee action, this was as a result of application of the Company’s policy with respect to ad hoc equity awards, as is more fully described under “Procedure for Equity Grants” in our Compensation Discussion and Analysis section above. Under this policy, when the Committee awards ad hoc equity grants to an executive at a meeting, the grants are not actually made and their exercise price is not set until the fifth business day of the following month.

(2)	The amounts in these columns represent grants under our Management Incentive Plan for 2008, including the threshold, target and maximum amounts that can be earned based on performance achieved in 2008. These awards are more fully discussed in our Compensation Discussion & Analysis section on pages 24 and 28.

(3)

The amounts shown in these columns represent the number of shares that could be earned under grants of performance share awards to Messrs. Fyrwald, Johnson, Taylor, and Flitman. Mr. Bell did not receive any performance share awards because he participated in the Nalco LLC 2004 Unit Plan, which was in effect until the end of 2008. Generally, the performance shares will vest subject to performance criteria being met in 2008 and 2009, with continued employment through the end of 2010. The performance-based conditions for these shares are: adjusted EBITDA, cost reductions, and real revenue growth. Messrs. Fyrwald and Flitman received transition grants in recognition of their joining the company during 2008.

For Mr. Fyrwald’s performance shares, a portion (75,000 shares) were granted in accordance with the general terms while another portion (50,000 shares) will vest subject to the achievement of certain performance criteria for 2008 only and continued employment through December 31, 2010. For Mr. Flitman’s performance shares, a portion (4,326 shares) were granted in accordance with the general terms while another portion (56,180 shares) will vest subject to performance criteria being met for the period 2009 to 2011, with continued employment through December 31, 2011.

(4)	The amounts in this column represent special restricted stock awards made to Messrs. Fyrwald and Flitman upon their employment by the Company, and to Messrs Johnson and Taylor as retention awards to help retain them in the Company’s employ. The restricted stock awards vest as follows: Mr. Fyrwald – in two equal payments on March 7 of 2011 and 2012; Messrs. Johnson and Taylor – in two equal installments on December 31 of 2011 and 2012; Mr. Flitman – in its entirety on September 8, 2010. No dividends or dividend equivalents are payable on any of these awards.

(5)	The amounts in this column represent the number of stock options granted to Messrs. Fyrwald, Johnson, Taylor and Flitman. The stock options granted to Messrs. Fyrwald, Johnson and Taylor vest in substantially equal parts on each of December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011. Mr. Flitman’s stock options vest in substantially equal parts on September 8, 2009, September 8, 2010, September 8, 2011 and September 8, 2012. The stock options can be exercised once vested and before the expiration of their term, ten years following the date they were granted.

(6)	The amounts in this column represent the exercise price for the stock options that were granted to a named executive officer. In accordance with Company policy, the exercise price for Messrs. Fyrwald’s and Flitman’s stock options was established as the closing price on the fifth business day of the month following each executive’s commencement date.

(7)	The amounts in this column represent the aggregate grant date fair value of the equity awards granted during 2008. The restricted stock awards portion is calculated using the closing stock price on the date of grant. The performance share awards portion was calculated by multiplying the target number of shares by the closing stock price on the date of grant. The amount attributed to stock options is calculated using the following Black-Scholes value on the date of grant for each executive, multiplied by the number of shares subject to the options: Mr. Fyrwald – $8.63 and $8.14; Messrs. Johnson and Taylor – $8.36; and, Mr. Flitman – $10.57.

(8)	The equity awards reported for Mr. Fyrwald are disclosed above on an aggregate basis and consist of awards under our 2004 Stock Incentive Plan and “inducement awards” not made under the plan, but otherwise having the same material features. For more details about Mr. Fyrwald’s equity awards, please see “J. Erik Fyrwald” in our Compensation Discussion and Analysis section above on page 31.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company has entered into employment agreements with Messrs. Fyrwald, Bell and Flitman, and into a severance agreement that was effective during 2008 with Mr. Taylor. Mr. Johnson was not covered by an employment agreement or a severance agreement during 2008. However, effective as of January 1, 2009, Messrs. Bell, Johnson and Taylor entered into Severance and Change of Control Agreements with the Company and Messrs. Fyrwald and Flitman entered into Change of Control Agreements with the Company. The terms of these agreements are detailed in the Compensation Discussion and Analysis section beginning on page 31.

2004 Stock Incentive Plan

In February 2008, annual awards of nonqualified stock options and performance share awards were made under the Company’s 2004 Stock Incentive Plan. The options generally vest at the rate of one-fourth per year beginning December 31, 2008, or earlier in the event of death, permanent disability or retirement. The options generally expire 10 years from their date of grant, or earlier in the case of death, permanent disability or retirement. Expense is recognized for the stock options over the period from the grant date to the earlier of the vesting date or the date an executive becomes retirement eligible.

The performance shares generally vest after three years from the date of grant based on performance achieved in 2008 and 2009, with any payout occurring after December 31, 2010. The number of performance shares earned will generally vary from zero to 150% of the number of performance shares awarded depending on performance achieved during each of 2008 and 2009. Vesting will be pro-rated based on the number of full months employed during the period and the performance shares to be earned based on performance actually achieved in the event of death, permanent disability, or retirement. Upon a change of control, only those performance shares which have been determined to have been earned based on the performance achieved shall become fully vested. Each performance share earned will be settled by the issuance of one share of Company stock. Expense is recognized over the period from the grant date to the end of the performance period.

Salary, Bonus and MIP in Proportion to Total Compensation

For each named executive officer, the following chart illustrates the relationship between salary, non-equity incentive plan awards (MIP awards), and bonus with total compensation:

NEO	Total Compensation	Salary	% Total Compensation	Non-Equity Incentive Plan Awards	% Total Compensation	Bonus	% Total Compensation
Fyrwald	$4,008,217	$715,417	18%	$600,000	15%	$-	0%
Bell	$866,131	$468,172	54%	$210,962	24%	$125,000	14%
Johnson	$1,245,420	$292,361	23%	$125,000	10%	$-	0%
Taylor	$905,039	$288,756	32%	$140,000	15%	$-	0%
Flitman	$789,060	$155,750	20%	$100,000	13%	$205,000	26%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2008

The 2008 Outstanding Equity Awards At Fiscal Year-End Table below reflects equity awards held by each of the named executive officers at December 31, 2008. Equity awards include performance shares (PS), restricted stock (RS), and stock options (SO).

	Option Awards					Stock Awards
Name and Award Type	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable	(#)	($)		(#)	($)	(#)	($)
Fyrwald
PS						74,960	865,038	45,000	519,300
RS						200,000	2,308,000
SO	56,250	318,750	-	20.84	3/7/2018
	56,250	318,750				274,960	3,173,038	45,000	519,300
Bell	-	-	-	-	-	-	-	-	-

Johnson
PS						1,825	21,061	1,395	16,098
RS						58,983	680,664
SO	3,704	1,235	-	17.80	6/28/2016
SO	2,258	2,258		24.01	2/15/2017
SO	1,761	5,283		20.45	2/14/2018
	7,723	8,776				60,808	701,725	1,395	16,098

Taylor
PS						4,054	46,783	3,875	44,718
RS						57,654	665,327
SO	6,174	2,058	-	17.80	6/28/2016
SO	3,871	3,871		24.01	2/15/2017
SO	4,891	14,676		20.45	2/14/2018
	14,936	20,605				61,708	712,110	3,875	44,718

Flitman
PS						1,621	18,706	58,776	678,275
RS						51,858	598,441
SO	-	13,109		23.14	9/8/2018
	-	13,109				53,479	617,147	58,776	678,275

Footnotes to Outstanding Equity Awards at Fiscal Year-End Table

(1)	For performance shares (PS), any amount shown in the “Number of Shares or Units of Stock That Have Not Vested” and the “Market Value of Shares or Units of Stock That Have Not Vested” columns reflect the portion of performance share awards which have been “earned” based on the performance achieved during the applicable years, which amounts executive will vest in if they are employed at the end of the applicable performance period, i.e., on December 31, 2009 the following PS will vest for Messrs. Johnson and Taylor – 954 and 1,635, respectively, and on December 31, 2010 the following PS will vest for Messrs. Fyrwald, Johnson, Taylor and Flitman – 74,960, 871, 2,419, and 1,621, respectively. Any amount shown in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns reflect the target number of the portion of the performance share awards for which the period for measuring performance has not yet finished and which may yet be earned by the executives based upon the performance achieved during such period, i.e., for the 2008-2010 performance cycle, this represents the target number of shares that can be earned for performance achieved in 2009. The vesting of the performance shares would be accelerated on a partial basis upon an executive’s death, disability or retirement. Additionally, at the discretion of the Compensation Committee, the performance shares could have their vesting accelerated upon a change of control.

(2)	For restricted stock (RS), the vesting was as follows for each executive’s awards: Mr. Fyrwald – one half vests on each of March 7, 2011 and March 7, 2012; Mr. Johnson – 1,329 shares vest on December 31, 2009, 7,654 shares vest one-half on each of December 31, 2009 and December 31, 2010, 50,000 shares vest one-half on each of December 31, 2011 and December 31, 2012; Mr. Taylor – 7,654 shares vest one-half on each of December 31, 2009 and December 31, 2010, 50,000 shares vest one-half on each of December 31, 2011 and December 31, 2012; Mr. Flitman – all shares vest on September 8, 2010. In all cases, vesting on the indicated dates is subject to the executive’s continued employment through such vesting dates.

(3)	For stock options (SO) with an expiration date in 2016, the remaining stock options vest on December 31, 2009. For stock options with an expiration date in 2017, one-half will vest on each of December 31, 2009 and December 31, 2010. Generally for stock options with an expiration date in 2018, one-third will vest on each of December 31, 2009, December 31, 2010, and December 31, 2011 (except for certain options granted to Mr. Fyrwald and all of the options granted to Mr. Flitman). 150,000 of the stock options granted to Mr. Fyrwald will vest one-half on each of March 7, 2011 and March 7, 2012. Mr. Flitman’s stock options vest one-quarter on each of September 8, 2009, September 8, 2010, September 8, 2011 and September 8, 2012. In all cases, vesting on the indicated dates is subject to the executive’s continued employment through such vesting dates. The vesting of unvested stock options could be accelerated upon a change of control at the discretion of the Compensation Committee or upon the death or disability of the named executive officer or could be partially accelerated upon an executive’s death, permanent disability or retirement.

(4)	None of the named executive officers transferred any of their equity awards other than for value during 2008.

OPTION EXERCISES AND STOCK VESTED – 2008

Option Awards			Stock Awards
Name / Award Type	Number of Shares Acquired on Exercise	Value Realized on Exercise [2]	Number of Shares Acquired on Vesting	Value Realized on Vesting [1]
	(#)	($)	(#)	($)
Fyrwald	-	-	-	-
Bell	-	-	-	-
LLCU [5]	-	-	109,919	1,268,465
	-	-	109,919	1,268,465
Johnson	-	-	-	-
SO	-	-	-	-
PS [3]	-	-	932	10,755
RS [4]	-	-	5,156	59,500
LLCU [5]	-	-	9,993	115,319
	-	-	16,081	185,574
Taylor	-	-	-	-
SO	-	-	-	-
PS [3]	-	-	1,552	17,910
RS [4]	-	-	3,667	42,317
	-	-	5,219	60,227

Flitman	-	-	-	-

Footnotes to Options Exercise and Stock Vested Table

(1)	These amounts represent the value of the stock on the date the shares were acquired, i.e., the award vested, which was $11.54 for all the awards which vested on December 31, 2008.

(2)	No executive exercised stock options during 2008.

(3)	The performance shares (PS) shown are shares paid out under the 2006-2008 Performance Cycle based on the performance achieved.

(4)	The restricted stock (RS) shown as having vested during 2008.

(5)	The LLC units (LLCU) show the number of shares paid out during 2008 for Messrs. Bell and Johnson under the 2004 LLC Unit Plan, which ended on December 31, 2008.

PENSION BENEFITS – 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Fyrwald	None	-	-	-

Bell	None	-	-	-

Johnson	UK Plan	26.00	654,517	-

Taylor	UK Plan	7.75	236,506	-

Flitman	None	-	-	-

Pension Benefits

Mr. David Johnson and Mr. Steve Taylor participate in the Nalco Limited 2002 Pension Plan.

The Nalco Limited 2002 Pension Plan covers U.K. employees who were hired prior to October 1, 2002.

For the U.K. plan, the following assumptions were used: 6.25% discount rate, 2.70% inflation, 90% of members are assumed to take 25% of their benefit in a lump sum, and other assumptions consistent with our U.S. GAAP disclosure for this plan.

Nalco Limited 2002 Pension Plan

The Nalco Limited 2002 Pension Plan (the “Plan”) provides benefits described in the Trust Deed and Rules dated July 4, 2002 supplemented by the provisions of the Predecessor Plans. These benefits are outlined below.

The Plan provides a 5-year certain-and-life annuity benefit at normal retirement equal to one-sixtieth (1/60) of Final Pensionable Pay multiplied by years of Pensionable Service. Final Pensionable Pay is defined as the average of the last three Pensionable Pay figures at the date of retirement or earlier exit. Pensionable pay is basic salary at each 1 April.

Members may exchange part of their pension for a tax-free lump sum at retirement. The rate of exchange is determined by the Trustees based on actuarial advice.

The Normal Retirement Age is 65, but members may draw their pension early. Active members require consent from the Company to retire early and deferred members require either Trustees’ or Company consent, depending on the category of the deferred member.

Once in payment, pensions increase each April 1, in line with the provisions of the Trust Deed and Rules and in accordance with statutory provisions. Partner’s and children’s pensions may become payable on the event of the death of a member of the Plan.

NONQUALIFIED DEFERRED COMPENSATION – 2008

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Fyrwald	-	13,737	-	-	-

Bell	-	17,612	3,179	-	103,234

Johnson	-	5,728	467	-	17,709

Taylor	-	5,648	387	-	15,106

Flitman	-	-	-	-	-

Footnotes to Nonqualified Deferred Compensation Table

1.	Amounts reported in the contributions and earnings columns above include amounts reported as compensation in the last fiscal year in the Summary Compensation Table and amounts reported in the aggregate balance at last fiscal year end previously were reported as compensation to the executives in the Summary Compensation Table for prior years as follows:

	Amounts in the following columns that are or were reported as compensation in the Summary Compensation Table
Executive	Contributions Col.	Earnings Col.	Aggregate Balance Col.
Fyrwald	13,737	-	-

Bell	17,612	-	-

Johnson	5,728	-	-

Taylor	5,648	-	-

Flitman	-	-	-

Narrative to Nonqualified Deferred Compensation Table

The material factors necessary to an understanding of each plan disclosed in the table above are as follows, set out for each plan:

All the amounts shown in the above table were deferred under the Nalco Company Supplemental Profit Sharing Plan, which is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Each qualified participant shall be entitled to receive a profit sharing credit to the extent the Company determines a profit sharing contribution shall be made, allocated among all qualified participants. The administrative committee administering the plan shall determine the rate of return that shall be applied to all participants’ accounts as of the last day of the year or such other date it determines. A Participant shall become one hundred percent (100%) vested in his account if he retires on or after qualifying for normal retirement, dies or becomes disabled. In any other termination of employment, a participant will be vested in his account under the plan to the same extent he or she is vested in his or her profit sharing account under the qualified plan. The benefits provided under this plan to which a participant is or becomes entitled to received shall be offset by any benefit the participant is entitled to receive under any other plan, agreement or arrangement with the Company that is intended to provide benefits that cannot be provided under the qualified plan because of the limitations set forth in Code Sections 401(a)(17) and 415(c).

DIRECTOR COMPENSATION – 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

Casale, Carl M.	$17,500	-	$17,500

Chase, Rodney F.	$220,500	$72,924	$293,424

Marchese, Richard B.	$154,000	$72,924	$226,924

O’Neill, Paul H.	-	-	-

Pertz, Douglas A.	$149,500	$72,924	$222,424

Sanders, Daniel S.	$134,500	$72,924	$207,424

Footnotes to Director’s Compensation Table

(1)	Mr. Casale was appointed a director effective October 13, 2008, and therefore received compensation only commensurate with his service as a director during 2008.

(2)	Mr. O’Neill served as a director until his resignation on January 4, 2008. However, we did not pay Mr. O’Neill any compensation during 2008 for his service as a director.

(3)	The aggregate number of options and stock awards outstanding as of fiscal year end for each director were as follows:

DIRECTOR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Aggregate Outstanding Stock Awards (#)
Casale, Carl M.	-

Chase, Rodney F.	6,852

Marchese, Richard B.	6,852

O’Neill, Paul H.	-

Pertz, Douglas A.	6,852

Sanders, Daniel S.	6,852

(4)	The grant date fair value for each Stock Award included in the above table of each Director is as follows:

Name	Grant Date	# RSUs	Closing Stock Price	Grant Date Fair Value
Casale, Carl M.	-	-	-	-

Chase, Rodney F.	2/7/2008	4,145	$19.30	$79,999

	2/15/2007	2,707	$24.01	$64,995

Marchese, Richard B.	2/7/2008	4,145	$19.30	$79,999

	2/15/2007	2,707	$24.01	$64,995

O’Neill, Paul H.	-	-	-	-

Pertz, Douglas A.	2/7/2008	4,145	$19.30	$79,999

	2/15/2007	2,707	$24.01	$64,995

Sanders, Daniel S.	2/7/2008	4,145	$19.30	$79,999

	2/15/2007	2,707	$24.01	$64,995

(5)	Directors did not receive any other compensation for their services as directors, nor did they receive any perquisites or personal benefits.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE-IN-CONTROL

The disclosure below describes and quantifies payments that would be due to the named executive officers in the event of a termination of employment or a change-in-control of Nalco.

Benefits Available Generally to All Employees

Nalco provides benefits that are available generally to all employees and are payable upon certain termination events including life insurance benefits, disability benefits, retiree medical and retiree life benefits, and payouts of accrued vacation pay. These benefits are not quantified in any of the tables below as these benefits are available to all employees generally. The Company also has a policy for payment of severance, but that policy does not apply to employees who have contracted severance benefits.

Benefits Due Upon Any Termination of Employment

Certain benefits provided to the named executive officers were earned and vested as of the prior fiscal year end. Each of these benefits included in the table below are payable upon termination of employment regardless of the reason of termination. The Qualified and Nonqualified Profit Sharing and Savings Plan Balances are reflective of the officers’ balances as of fiscal year end. Qualified and Nonqualified Pension/Cash Balance benefits are based on the same assumptions previously described in the Pension Benefits table. Vested stock option values are based on the difference between Nalco Holding Company’s closing stock price at fiscal year end and the stock options’ exercise price, which given the fiscal year end 2008 stock price of $11.54 and the exercise prices of the vested stock options were higher than that price means that the vested stock options had no in-the-money value at fiscal year end.

Benefits Due Named Executive Officer Upon Any Termination of Employment Values as of 2008 Fiscal Year End

Benefit Type	Fyrwald	Bell	Johnson	Taylor	Flitman
Qualified Profit Sharing and Savings Plan Balance	$2,388	$167,498	$119,219	$152,904	$7,375
Nonqualified Profit Sharing and Savings Plan Balance	$-	$103,234	$17,709	$15,106	$-
Qualified Pension/Cash Balance Value	N/A	N/A	$654,517	$236,506	N/A
Nonqualified Pension/Cash Balance Value	N/A	N/A	N/A	N/A	N/A
Vested Stock Options Spread Value	$-	N/A	$-	$-	$-
Total	$2,388	$270,732	$791,445	$404,516	$7,375

Benefits Upon Any Termination of Employment Narrative

Each of the named executive officers would be entitled to other benefits in the event of certain types of termination of employment or upon a change in control as described below.

Protection Provided all Participants in Certain Programs

The individual tables below reflect the benefits due each named executive officer assuming a change in control and/or various termination events occurred at fiscal year end. Many of these benefits would be due to the named executive officers under the ordinary provisions of certain compensation and benefit programs in which they participate. Other participating employees receive equity awards, those that participate in the 2004 Nalco LLC Unit Plan and those that receive stock option awards and/or performance share awards under the 2004 Stock Incentive Plan are provided with the identical protections based on award type. In addition, certain severance protections are provided the named executive officers through their individual employment contracts and these benefits vary based on the terms of each of the contracts.

Stock Options and Performance Shares

Messrs. Fyrwald, Johnson, Taylor and Flitman were granted stock option awards that were unvested as of fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End). Pursuant to the option award terms, the Compensation Committee may, in its sole discretion, accelerate the vesting of any unvested stock options upon a Change in Control. To the extent that unvested options are not vested by the Committee as of the Change in Control, such options shall terminate. The below assumes a forfeiture of the unvested options upon a Change in Control. A termination due to death, disability or Full Retirement (i.e., retirement at or after age 65), is treated differently for the 2006 and 2007 stock options grants. According to the 2006 option grant terms, in the event of a termination due to death, disability or Full Retirement, an additional number of options shall vest equal to a prorated portion of the number of options that otherwise would have vested as of the end of the fiscal year, with the proration based on the number of full months of service completed in the fiscal year. All of the outstanding, unvested stock options held by our named executive officers as of fiscal year end had exercises that were greater than our stock price at fiscal year end. Consequently, such outstanding stock options did not have any spread value, i.e., the options were underwater, so no value is shown in the tables below for stock options.

Messrs. Fyrwald, Johnson, Taylor and Flitman were granted performance share awards that were unvested as of fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End). Pursuant to the terms of the performance share awards, all performance shares for which the performance requirements have been met shall vest upon a Change in Control. The tables below reflect the number of shares for which the 2008 performance requirements had been achieved as of fiscal year end. Further, in the event of a termination of employment due to death, disability, or Full Retirement, a portion of the performance shares shall vest equal to a prorated portion of the number of performance shares that otherwise would have vested as of the end of the fiscal year, with the proration based on the number of full months of service completed in the fiscal year. Pursuant to this provision, additional performance shares would have vested upon a termination on the last day of the fiscal year and thus, values are shown in the tables below for performance shares.

For purposes of the performance shares, a Change in Control means the consummation of any transaction which causes a party (other than a permitted transferee) to own more than 50% of the voting securities of Nalco or all or substantially all of the assets of Nalco.

Employment Agreement Protections

Each of the named executive officers has entered into an employment agreement that provides certain severance protections.

All of the named executive officers, except Mr. Johnson, had entered into severance and change of control agreements with Nalco Company which were in effect through December 31, 2008. Generally, through December 31, 2008, Nalco Company’s severance benefits were offset by gains an individual executive could receive under the Nalco LLC Unit Plan. However, this Plan expired on December 31, 2008, and, as a result, Nalco Company re-examined its severance policies. Consequently, Nalco Company made changes to these policies and decided to enter into new severance and change of control agreements with all the named executive officers, effective January 1, 2009. The terms of the severance and change of control agreements in effect as of December 31, 2008, if any, were used in completing the individual tables below.

J. Erik Fyrwald

Nalco Company entered into an employment agreement with Mr. Fyrwald effective February 21, 2008 to serve as President and Chief Executive Officer. Mr. Fyrwald’s employment may be terminated at will by Mr. Fyrwald or by Nalco Company. Under this agreement, Mr. Fyrwald is entitled to receive (a) a base salary, subject to annual review for increase, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance. In connection with entering into the employment agreement, Mr. Fyrwald and Nalco Company entered into a severance agreement effective February 28, 2008. Under the severance agreement, if Mr. Fyrwald’s employment is terminated by Nalco Company without “cause” or by Mr. Fyrwald with “good reason,” Mr. Fyrwald will be paid, subject to execution of a release in favor of Nalco Company, (a) within fifteen business days of such termination of employment in a lump sum payment (i) accrued unpaid base salary through the date of termination, and (ii) any prior year bonus earned but not yet paid, and (b) six months and one day after such termination of employment, severance equal to two (2) times base salary and target management incentive plan bonus, except that to the extent permitted by Internal Revenue Code Section 409A, a portion of the payment equal to two (2) times the compensation limit specified in Internal Revenue Code Section 401(a)(17) shall be paid within fifteen days of such termination of employment. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment or, to the extent required by Internal Revenue Code Section 409A, six months and one day following such termination, if later. In addition, Mr. Fyrwald would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate and reasonable outplacement services for a period of 24 months up to a maximum of $50,000. Mr. Fyrwald is also entitled to a tax gross-up protection covering excise taxes, to the extent the benefit would exceed 110% of the amount that could be paid without triggering any excise tax imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Fyrwald may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Fyrwald’s term of employment and for a period of two years thereafter, Mr. Fyrwald may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Fyrwald also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

The table below includes cash severance payable to Mr. Fyrwald upon a termination by Nalco Company without “cause” or by Mr. Fyrwald for “good reason” based upon his salary, target bonus and severance and change of control agreement in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Fyrwald in fiscal 2008 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end.

Fyrwald
	Death	Disability	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$-	$-	$3,400,000	$3,400,000	$-	$3,400,000	$3,400,000
Bonus for Year of Termination	$-	$-	$600,000	$600,000	$-	$600,000	$600,000
Unvested Option Spread Value	$-	$-	$-	$-	$-	$-	$-
Restricted Stock/Unit Value	$-	$-	$2,308,000	$2,308,000	$-	$2,308,000	$2,308,000
Performance Share Payout	$240,288	$240,288	$-	$-	$865,038	$865,038	$865,038
Health and Welfare Benefit Continuation	$-	$-	$15,701	$15,701	$-	$15,701	$15,701
Executive Life Insurance Proceeds	$1,700,000	$-	$-	$-	$-	$-	$-
Outplacement – 24 months (maximum benefit)	$-	$-	$50,000	$50,000	$-	$50,000	$50,000
Excise Tax Gross-Up/Forfeiture	$-	$-	$-	$-	$-	$-	$-

Total Value Vested at or After Termination	$1,940,288	$240,288	$6,373,701	$6,373,701	$865,038	$7,238,739	$7,238,739

Bradley J. Bell

Nalco Company entered into an employment agreement with Mr. Bell effective November 1, 2003 to serve as Executive Vice President and Chief Financial Officer. Mr. Bell’s employment may be terminated at will by Mr. Bell or by Nalco Company. Under this agreement, Mr. Bell is entitled to receive (a) a base salary, subject to annual review for increase, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance. Under the agreement, if Mr. Bell’s employment is terminated by Nalco Company without “cause” or by Mr. Bell with “good reason,” Mr. Bell will be paid, subject to execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. In addition, Mr. Bell would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate. Mr. Bell is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Bell may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Bell’s term of employment and for a period of two years thereafter, Mr. Bell may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Bell also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

The table below includes cash severance payable to Mr. Bell upon a termination by Nalco Company without “cause” or by Mr. Bell for “good reason” based upon his salary, target bonus and severance agreement in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Bell in fiscal 2008 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end.

Bell
	Death	Disability	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$-	$-	$1,243,043	$1,243,043	$-	$1,243,043	$1,243,043
Bonus for Year of Termination	$-	$-	$210,962	$210,962	$-	$210,962	$210,962
Unvested Option Spread Value	$-	$-	$-	$-	$-	$-	$-
Restricted Stock/Unit Value	$-	$-	$-	$-	$-	$-	$-
Performance Share Payout	$-	$-	$-	$-	$-	$-	$-
Health and Welfare Benefit Continuation	$-	$-	$15,744	$15,744	$-	$15,744	$15,744
Executive Life Insurance Proceeds	$948,000	$-	$-	$-	$-	$-	$-
Excise Tax Gross-Up/Forfeiture	$-	$-	$-	$-	$-	$-	$-

Total Value Vested at or After Termination	$948,000	$-	$1,469,749	$1,469,749	$-	$1,469,749	$1,469,749

David Johnson

Mr. Johnson entered into a Management Members Agreement with Nalco LLC in 2004 and subsequent agreements relating to the Nalco LLC 2004 Unit Plan. Under the terms of this agreement, any potential cash severance payments are offset by the gains realized through the Nalco LLC 2004 Unit Plan. Because of gains under this Plan, Nalco did not enter into a severance agreement with Mr. Johnson when he was promoted to a position eligible for such agreement.

In accordance with the terms of the award agreements for the restricted stock units granted to Mr. Johnson on January 10, 2006 and on June 7, 2007, Mr. Johnson will vest in any unvested portion of such awards upon a change of control or his termination due to death, permanent disability or retirement.

In accordance with the terms of the award agreement for the restricted stock units granted to Mr. Johnson on March 7, 2008, Mr. Johnson will vest in any unvested portion of such award upon his termination due to death or permanent disability.

Johnson
	Death	Disability	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$-	$-	$-	$-	$-	$-	$-
Bonus for Year of Termination	$-	$-	$-	$-	$-	$-	$-
Unvested Option Spread Value	$-	$-	$-	$-	$-	$-	$-
Restricted Stock/Unit Value	$680,664	$680,664	$-	$-	$103,664	$103,664	$103,664
Performance Share Payout	$7,023	$7,023	$-	$-	$21,069	$21,069	$21,069
Health and Welfare Benefit Continuation	$-	$-	$-	$-	$-	$-	$-
Executive Life Insurance Proceeds	$600,000	$-	$-	$-	$-	$-	$-
Excise Tax Gross-Up/Forfeiture	$-	$-	$-	$-	$-	$-	$-

Total Value Vested at or After Termination	$1,287,687	$687,687	$-	$-	$124,733	$124,733	$124,733

Steve M. Taylor

Mr. Taylor and Nalco Company entered into a severance agreement effective March 25, 2006, the date when he was promoted to a position eligible for such agreement. Under the severance agreement, if Mr. Taylor’s employment is terminated by Nalco Company without “cause” or by Mr. Taylor with “good reason,” Mr. Taylor will be paid, subject to execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. In addition, Mr. Taylor would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate, and would not be entitled to a tax gross-up protection covering excise taxes, if any, under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Taylor may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Taylor’s term of employment and for a period of two years thereafter, Mr. Taylor may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Taylor also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

The table below includes cash severance payable to Mr. Taylor upon a termination by Nalco Company without “cause” or by Mr. Taylor for “good reason” based upon his salary, target bonus and severance agreement in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Taylor in fiscal 2008 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end.

In accordance with the terms of the award agreement for the restricted stock units granted to Mr. Taylor on June 7, 2007, Mr. Taylor will vest in any unvested portion of such awards upon a change of control or his termination due to death, permanent disability or retirement.

In accordance with the terms of the award agreement for the restricted stock units granted to Mr. Taylor on March 7, 2008, Mr. Taylor will vest in any unvested portion of such award upon his termination due to death or permanent disability.

Taylor
	Death	Disability	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$-	$-	$675,000	$675,000	$-	$675,000	$675,000
Bonus for Year of Termination	$-	$-	$140,000	$140,000	$-	$140,000	$140,000
Unvested Option Spread Value	$-	$-	$-	$-	$-	$-	$-
Restricted Stock/Unit Value	$665,327	$665,327	$-	$-	$88,327	$88,327	$88,327
Performance Share Payout	$15,607	$15,607	$-	$-	$46,820	$46,820	$46,820
Health and Welfare Benefit Continuation	$-	$-	$16,446	$16,446	$-	$16,446	$16,446
Executive Life Insurance Proceeds	$600,000	$-	$-	$-	$-	$-	$-
Excise Tax Gross-Up/Forfeiture	$-	$-	$-	$-	$-	$-	$-

Total Value Vested at or After Termination	$1,280,934	$680,934	$831,446	$831,446	$135,147	$966,593	$966,593

David E. Flitman

Nalco Company entered into an employment agreement with Mr. Flitman effective July 17, 2008 to serve as Executive Vice President. Mr. Flitman’s employment may be terminated at will by Mr. Flitman or by Nalco Company. Under this agreement, Mr. Flitman is entitled to receive (a) a base salary, subject to annual review for increase, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance. In connection with entering into the employment agreement, Mr. Flitman and Nalco Company entered into a severance agreement effective September 9, 2008. Under the severance agreement, if Mr. Flitman’s employment is terminated by Nalco Company without “cause,” Mr. Flitman will be paid, subject to execution of a release in favor of Nalco Company, (a) within fifteen business days of such termination of employment in a lump sum payment (i) accrued unpaid base salary through the date of termination, and (ii) any prior year bonus earned but not yet paid, and (b) six months and one day after such termination of employment, severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus, except that to the extent permitted by Internal Revenue Code Section 409A, a portion of the payment equal to two (2) times the compensation limit specified in Internal Revenue Code Section 401(a)(17) shall be paid within fifteen days of such termination of employment. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment or, to the extent required by Internal Revenue Code Section 409A, six months and one day following such termination, if later. In addition, Mr. Flitman would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate and reasonable outplacement services for a period of 24 months up to a maximum of $10,000. Mr. Flitman is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Flitman may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Flitman’s term of employment and for a period of two years thereafter, Mr. Flitman may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Flitman also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

The table below includes cash severance payable to Mr. Flitman upon a termination by Nalco Company without “cause” based upon his salary, target bonus and severance and change of control agreement in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Flitman in fiscal 2008 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end.

Mr. Flitman’s Sign-On Restricted Stock Award will (a) fully vest upon (i) Nalco Company’s termination of Mr. Flitman’s employment without cause, or (ii) a change of control, and (b) vest on a pro-rated basis upon (i) death or (ii) permanent disability. Mr. Flitman will forfeit any unvested portion of his Sign-On Restricted Stock Award upon any other termination of employment.

Flitman
	Death	Disability	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$-	$-	$1,071,000	$-	$-	$1,071,000	$1,071,000
Bonus for Year of Termination	$-	$-	$100,000	$-	$-	$100,000	$100,000
Unvested Option Spread Value	$-	$-	$-	$-	$-	$-	$-
Restricted Stock/Unit Value	$92,632	$92,632	$598,441	$-	$598,441	$598,441	$598,441
Performance Share Payout	$3,120	$3,120	$-	$-	$18,721	$18,721	$18,721
Health and Welfare Benefit Continuation	$-	$-	$15,576	$-	$-	$15,576	$-
Executive Life Insurance Proceeds	$840,000	$-	$-	$-	$-	$-	$-
Outplacement – 24 months (maximum benefit)	$-	$-	$10,000	$-	$-	$10,000	$-
Excise Tax Gross-Up/Forfeiture	$-	$-	$-	$-	$-	$-	$-

Total Value Vested at or After Termination	$935,752	$95,752	$1,795,017	$-	$617,162	$1,813,738	$1,788,162

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,058,073	$5.91	6,533,120
Equity compensation plans not approved by security holders(4)	190,000	$20.84	200,000
Total	2,248,073	$7.17	6,733,120

(1)	The unexercised portion of the warrant issued to Nalco LLC was approved by the Company’s sole shareholder prior to the initial public offering of the Company’s shares.

(2)	Includes exercise price of 1,414,399 shares of the Company’s common stock that may be issued pursuant to the warrant issued to Nalco LLC at $0.01 and outstanding options to purchase 32,930 shares at $17.25 per share; 122,421 shares at $17.80 per share; 50,337 shares at $24.01 per share; 98,096 shares at $20.45 per share; 185,000 shares at $20.84 per share; 13,109 shares at $23.14 per share and 141,781 shares at $14.32 per share.

(3)	Includes shares not yet awarded under the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan and also includes10,828 restricted share units issued to the Company’s non-management directors in 2007 and 16,580 restricted share units issued to the Company’s non-management directors in 2008. On January 1, 2009, the shares granted to each non-management director in 2007 vested and were issued.

(4)	Mr. Fyrwald received: (1) 40,000 ten-year non-qualified stock options that vest in four equal installments at the end of 2008 and the end of each of the following three years, (2) 150,000 ten-year non-qualified stock options that vest 50% on each of the third and fourth anniversaries of the date of the agreement and (3) 200,000 restricted shares that vest 50% on each of the third and fourth anniversaries of the date of the agreement. The grants outside of the 2004 Stock Incentive Plan under items (2) and (3) shall vest upon a change of control, an involuntary termination of employment or a voluntary termination for good reason.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management; and

Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2008 and proxy statement on Schedule 14A for 2009.

This report has been furnished by the members of the Compensation Committee:

Douglas A. Pertz, Chairman

Paul J. Norris

Daniel S. Sanders

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the Audit Committee are Mr. Richard B. Marchese, Chairman, Mr. Rodney F. Chase and Mr. Douglas A. Pertz. The Board of Directors has determined that each of Mr. Marchese, Mr. Chase and Mr. Pertz are “independent”‘ within the meaning of the applicable rules of both the NYSE and the SEC. The Board of Directors has also determined that each member of the Committee is financially literate and that Mr. Marchese is an “audit committee financial expert” within the meaning of the rules of the SEC.

What document governs the activities of the Audit Committee?

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter. The charter is available on the Company’s Web site at www.nalco.com and is attached to this Proxy Statement as Annex A.

What are the responsibilities of the Audit Committee?

The Audit Committee is responsible to (1) make decisions about hiring or termination of an Independent Registered Public Accounting Firm (“independent auditor”), (2) approve the overall scope of the audit and approve any work performed by such independent auditor unrelated to the Company’s annual audit, (3) assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements, (4) annually review an independent auditor’s report describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discuss and review the annual audited financial and quarterly statements with management and the independent auditor, review and approve financial information before submission to the SEC and monitor the Company’s Sarbanes-Oxley internal control compliance on an annual basis, (6) discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discuss policies with respect to risk assessment and risk management, (8) meet separately, periodically, with management, internal auditors and independent auditor, (9) review with independent auditor any audit problems or difficulties with managements’ responses, (10) set clear hiring policies for employees or former employees of the independent auditors, (11) annually review the adequacy of the Audit Committee’s written charter, (12) handle such other matters as delegated to the Audit Committee by the Board of Directors, (13) report regularly to the full Board of Directors, and (14) evaluate the performance of the Audit Committee.

The Committee met 9 times during 2008. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks, including, without limitation, review and pre-approval of earnings releases and securities filings. The Committee’s meetings include, whenever appropriate, private sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

What matters have members of the Audit Committee discussed with management and the independent auditors?

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During 2008, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee has also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Ernst & Young LLP to the Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors’ independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2008?

Based on the Committee’s discussion and review with management and the independent auditors and the Committee’s review of the representations of management and the written disclosures and report of the independent auditors to the Board of Directors, the Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Who furnished this report?

This report has been furnished by the members of the Audit Committee:

Richard B. Marchese, Chairman

Rodney F. Chase

Douglas A. Pertz

ADDITIONAL INFORMATION

What is “Householding” of proxy materials?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Nalco Holding Company, Investor Relations, 1601 W. Diehl Road, Naperville, IL 60563-1198.

May I propose actions for consideration at next year’s annual meeting of shareholders?

Shareholder Proposals. Shareholders who intend to present proposals for consideration at the 2010 Annual Meeting of Shareholders, and who wish to have their proposals included in Nalco’s proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Corporate Secretary at the Company’s principal executive offices in Naperville, Illinois on or before November 17, 2009. Proposals should be sent to: Corporate Secretary, Nalco Holding Company, 1601 W. Diehl Rd, Naperville, IL 60563-1198. All proposals must also comply with the applicable requirements of the federal securities laws and the Company’s Bylaws in order to be included in the proxy statement and proxy card for the 2010 annual meeting.

Bylaw Provisions. Any shareholder who desires to recommend an individual as a nominee to the Board of Directors or submit a proposal of business to be considered by shareholders at the annual meeting must submit the recommendation in writing to the Corporate Secretary, c/o Nalco Company, 1601 W. Diehl Road, Naperville, IL 60563-1198 with proper notice, as provided in the Bylaws, as amended, not less than 90 and no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2010 annual meeting, the Corporate Secretary must receive this notice on or after January 2, 2010, and on or before January 31, 2010, unless the annual meeting in 2010 is more than 30 days before, or more than 70 days after, such anniversary date, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. You may contact Nalco’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OFFICERS OF THE COMPANY AS OF DECEMBER 31, 2008

Name	Office	First Became an Officer	Age
Bradley J. Bell	Executive Vice President, Chief Financial Officer and Treasurer Mr. Bell Joined the Company in November 2003. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company.	2003	56
David E. Flitman	Executive Vice President, President, Water and Process Services Division Mr. Flitman has been our Executive Vice President and President, Water and Process Services Division since August 2008. Prior to that he was at Allegheny Power as VP Distribution, the energy delivery arm of Allegheny Energy Inc. and was then promoted to President of Allegheny. Before that he was Global Business Director for the Nonwovens Business Group of E.I. du Pont de Nemours and Company.	2008	44
J. Erik Fyrwald	Chairman, President and Chief Executive Officer Mr. Fyrwald has been our Chairman, President and Chief Executive Officer since February 2008. Between 2003 and 2008, Mr. Fyrwald was Group Vice President of the Agriculture and Nutrition division of E.I. du Pont de Nemours and Company.	2008	49
David Johnson	Executive Vice President, President, EAME (Europe, Africa and Middle East) Operations Mr. Johnson has been Executive Vice President and President, EAME since January 2009. Before that he was Group Vice President, President, EAME Operations since May 2007. Prior to that, he served as Vice President, Energy Services, Downstream Petroleum since January 2006; Strategic Business Unit Leader of the Energy Services Downstream Petroleum Group from January 2004 to January 2006; and General Sales Manager of the Energy Services Downstream Petroleum Group from January 2003 to January 2004.	2007	48
Mary Kay Kaufmann	Chief Marketing Officer Ms. Kaufmann has been our Chief Marketing Officer since November 2008. Before that she was Group Vice President and President, Industrial and Institutional Services (I&IS) – Middle Market from May 2007. Beginning in 2006, Ms. Kaufmann was Vice President, Nalco Business Transformation Team. From 2004 to 2006, she was Strategic Business Unit Leader for Food, Beverage and Pharmaceutical industries in the Americas and Europe. Ms. Kaufmann was Vice President of Sales for I&IS – North America from 2002 to 2004.	2007	49

Scott C. Mason	Senior Vice President Supply Chain and Safety, Health and Environment. Mr. Mason has been our Senior Vice President Supply Chain and Safety, Health and Environment since November 2008. Prior to that he was Group Vice President, President, Alternate Channels and Operations Planning since joining the Company in January 2006. Mr. Mason was formerly Vice-President of GrafTech International Ltd, and served as President, Advanced Carbon Solutions in 2005. He was President, Graphite Power Systems, from 2003 to 2005.	2006	49
Eric G. Melin	Executive Vice President, President Asia Pacific Mr. Melin has been our Executive Vice President, President Asia Pacific since September 2008. Prior to that he worked as a consultant to the Company on growth in Asia. In 2006 Mr. Melin became Chief Operating Officer, President and Board Member of Isola Corporation, a private-equity-owned global designer, developer and manufacturer of high-performance materials used in electronic systems. Before joining Isola in 2006, he was Vice President and General Manager of E.I. du Point de Nemours and Company’s Refinish Systems.	2008	48
Manian Ramesh	Chief Technology Officer Dr. Ramesh has been our Chief Technology Officer since September 2008. Prior to that he was Corporate Vice President for Research and Development since May 2007. He served as Vice President, Process, Water and Core Technologies from July 2006 to May 2007; Vice President, Water and Core Technologies from October 2003 to July 2006.	2007	51
Steve M. Taylor

Executive Vice President, President, Energy Services Division

Mr. Taylor has been Executive Vice President, President, Energy Services Division since January 2009. Before that he was Group Vice President, President Energy Services Division since May 2007. Prior to that, he served as Vice President of Upstream Energy Services since 2006. In 2005, Mr. Taylor served as Strategic Business Unit Leader of our Oilfield Chemicals group. In 2004, he was named Division Vice President of Marketing for Upstream and Downstream in our Energy Services division. From 2002 to 2004, Mr. Taylor served as Worldwide Marketing Manager.

		2007	46
John P. Yimoyines	Group Vice President, Business Optimization Mr. Yimoyines has been our Group Vice President, Business Optimization since January 2009. Before that he was Group Vice President, President, Paper Services Division since joining the Company in 2006. Mr. Yimoyines was formerly Vice President, Technology Licensing and Catalysts for Dow Chemical Company since 2004 where he was previously Vice President, General Manager, Specialty Polyolefins.	2006	60

Richard A. Bendure

Group Vice President, President, Water Marketing and Development

Mr. Bendure has been our Group Vice President, Water Marketing and Development since January 2009. Prior to that he was Group Vice President and President, Pacific Business Operations from May 2007. He served as General Manager of North Asia and President of Katayama Nalco since 2004, taking on the additional responsibility for managing the regional supply chain in 2006. In 2003, Mr. Bendure served as General Manager of the Asia Pacific Paper Group. From 2001 to 2003, Mr. Bendure served as the General Marketing Manager for the Pacific Division.

		2007	40
Stephen N. Landsman	Vice President, General Counsel and Corporate Secretary Mr. Landsman has been Vice President, General Counsel and Corporate Secretary for the Company since 2003 and prior to 2003 he was Deputy General Counsel and Division Vice President, Mergers and Acquisitions.	2003	49
Mary T. Manupella	Vice President, Human Resources Ms. Manupella joined the Company in February 2005. From 2001 to 2005, Ms. Manupella was an independent consultant in the human resources area working primarily in the telecommunications industry.	2005	59
Richard J. O’Shanna	Division Vice President, Tax Officer Mr. O’Shanna joined the Company in 2004. Prior to joining the Company he was Vice President, Treasurer for the North American Division of Schneider Electric S.A, starting in 1999.	2004	51
Mark R. Stoll

Group Vice President, President, Pacific Support Operations

Mr. Stoll has been our Group Vice President and President, Pacific Support Operations since May 2007. Prior to that, Mr. Stoll was Vice President, Field Operations for the Industrial and Institutional Services division since 2006. In 2003, Mr. Stoll was named Vice President, Strategic Business Units, for the Industrial and Institutional Services division. In 2000, Mr. Stoll was named Sales Manager for the Finishing Technologies group and later that year promoted to General Manager of the global Colloidal Technologies and Performance Products group.

		2007	52

ANNEX A

NALCO HOLDING COMPANY

CHARTER OF AUDIT COMMITTEE

I.	Organization

The Audit Committee of Nalco Holding Company, (“NALCO”), shall have at least three members, comprised solely of members of the Board of Directors (the “Board”) of NALCO. Each member of the Committee shall, in the judgment of the Board, be financially literate and at least one member of the Committee shall have the required level of accounting or related financial management expertise as determined by the Board in accordance with applicable law. The designation of any person as a “financial expert” shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Committee, nor does it decrease the duties and obligations of other Committee members or the Board. Committee members shall be appointed by the Board in accordance with the NALCO’s Articles of Incorporation and By-Laws, as amended (the “Articles”), on the recommendation of the Nominating and Corporate Governance Committee. Committee members shall hold their offices for one year or until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in the Audit Committee shall be filled by the Board in accordance with the Articles. The Board shall designate one of the members of the Audit Committee as Chairman of the Committee and the Committee shall keep a separate book of minutes of their proceedings and actions.

The Audit Committee shall meet at least four times each year or more frequently as circumstances dictate. To foster open communication, the Audit Committee should meet at least annually with management and the internal audit staff and the independent auditor in separate sessions. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Meetings may be held by telephone or by other appropriate means in accordance with the Articles of NALCO.

The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. The Committee members shall perform an annual evaluation of the Committee, as administered by the Nominating and Corporate Governance Committee. The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditor as well as anyone in the organization. The Committee may, in its sole discretion and at NALCO’s expense, retain and terminate legal, accounting or other consultants or experts it deems necessary in the performance of its duties and without having to seek the approval of the Board.

II.	Purpose

The Committee’s primary duties and responsibilities shall be:

•	To oversee the integrity of NALCO’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

•	To oversee the independence and performance of NALCO’s independent auditor and monitor the performance of NALCO’s internal audit function.

•	To make the decision to hire or terminate NALCO’s auditor and approve any non-audit work performed by NALCO’s auditor.

•	To provide an avenue of communication among the independent auditor, management and the Board of Directors.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that NALCO’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct general investigations or to assure compliance with laws and regulations and NALCO’s compliance policies.

III.	Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

A.	Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit this Charter to the Board for approval and publish this Charter on the NALCO’s web-site and have the document published at least every three years in accordance with regulations promulgated by the SEC, as applicable.

2.	Review NALCO’s annual audited financial statements and quarterly financial statements and any other reports or documents containing financial information prior to filing with the SEC or distribution to member-owners, lenders, noteholders and the public. Such review should include discussion with management and the independent auditor of significant issues regarding accounting principles, practices and judgments, including NALCO’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Based on review and discussions, the Committee will recommend to the Board whether NALCO’s annual financial statements should be filed with the SEC or distributed to member-owners, lenders, noteholders and the public.

3.	Discuss earnings press releases generally, including the use of “pro forma” or “adjusted” non-GAAP presentations, as well as financial information and earnings guidance provided to analysts and ratings agencies.

B.	Independent Auditor

1.	Make the decision to appoint, retain and replace the independent auditor and approve all audit plans, engagement fees and terms (including providing comfort letters in connection with securities underwritings) and all significant non-audit engagements with the independent auditor. The Audit Committee may consult with management but shall not delegate these responsibilities. Ensure the rotation of the lead audit partner every five (5) years or as required by law and consider whether to rotate the audit firm itself. The independent auditor shall be accountable to the Committee.

2.	Establish and observe pre-approval policies and procedures for the engagement of the independent auditor to provide permitted audit and non-audit services.

3.	On an annual basis, review, assess and discuss with the independent auditor all relationships they have with NALCO that could impair the auditor’s independence. Except to the extent permitted by applicable law, NALCO’s independent auditor may not perform the following services for NALCO:

•	Accounting or bookkeeping services;

•	Internal audit services related to accounting controls, financial systems or financial statement;

•	Financial information systems design implementation;

•	Broker, dealer, investment banking or investment adviser services;

•	Appraisal or valuation services;

•	Actuarial services;

•	Management services or human resources;

•	Legal or other expert services; and

•	Any other service the Public Company Accounting Oversight Board shall determine by regulations is not permitted.

4.	Review the independent auditor’s audit plan. Discuss scope, staffing, locations, reliance upon management and general audit approach. Request, receive and/or review any report submitted by the auditor to the Committee, including without limitation: (a) all critical accounting policies and practices used by NALCO, (b) all material alternative accounting treatments within generally accepted accounting principles that have been discussed with management; and (c) other material written communications between the auditor and management, including management letter(s) and schedule of unadjusted differences. Review with the independent auditor any problems or difficulties the auditor may have encountered in the conduct of the audit and resolve any disagreements between the auditor and management.

5.	Develop and recommend to the Board objective policies for the NALCO’s hiring of employees or former employees of the independent auditor in accordance with applicable law and with due regard for the continuing independence of such auditor.

6.	Obtain and review a report by the independent auditor describing the auditor’s internal quality-control procedures and all material issues raised by the most recent internal quality-control review, or peer review of the accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and all steps to deal with such issues.

C.	Financial Reporting Process

1.	Discuss matters required to be communicated to audit committees in accordance with rules of the SEC, including such things as management judgements and accounting estimates, significant changes in NALCO’s accounting practices, significant audit adjustments, disagreements with management and difficulties encountered in performing the audit.

2.	Consider the independent auditor’s judgments about the quality (not just the acceptability) and appropriateness of NALCO’s accounting principles as applied in financial accounting. Inquire as to the independent auditor’s views about whether management’s choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are common practices or minority practices.

3.	In consultation with management and the independent auditor, consider the integrity of NALCO’s financial reporting process and controls, both external and internal. Discuss significant financial risk exposures and the steps management has to take to monitor, control and report such exposures, including NALCO’s risk assessment and risk management policies. Review significant findings prepared by the independent auditor together with management’s responses, including the status of previous recommendations.

4.	Review (a) the accounting treatment accorded significant transactions; (b) any significant accounting issues, including any second opinions sought by management on accounting issues, (c) the development, selection and disclosure of critical accounting estimates and analyses of the effects of alternative GAAP methods, regulatory and accounting initiatives, and off-balance sheet transactions and structures on the financial statements of NALCO and (d) NALCO’s use of reserves and accruals, as reported by management and the independent auditor.

D.	Internal Controls and Legal Compliance

1.	Review and approve the budget, plan, changes in plan, activities, organizational structure and qualifications of the director of the internal audit department’s office and internal audit group, as needed. Review significant reports prepared by the director of the internal audit department’s office and internal audit group, together with management’s response and follow-up to these reports.

2.	Review the appointment, performance and replacement of senior personnel responsible for financial reporting.

3.	Review and approve the appointment, performance, and replacement of the director of the internal audit.

4.	Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal controls and evaluate whether the appropriate individuals possess an understanding of their roles and responsibilities with respect to internal controls.

5.	Consider and review with management, the internal audit group and the independent auditor the effectiveness or weakness in NALCO’s internal controls. Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.

6.	Review the coordination between the independent auditor and internal auditor; the risk assessment processes, scopes and procedures of NALCO’s internal audit work; whether such risk assessment processes, scopes and procedures are adequate to attain the internal audit objectives as determined by NALCO’s management and approved by the Committee; and the standards for determining the quality and composition of NALCO’s internal audit staff.

7.	Establish, maintain and periodically review procedures for (a) the receipt, retention and treatment of complaints received by NALCO regarding accounting, internal controls and auditing matters and (b) the confidential and anonymous submission by employees of NALCO of concerns with questionable accounting or auditing matters.

8.	Review management’s monitoring of NALCO’s compliance with laws, Code of Ethical Business Conduct and Officer Code of Ethics and ensure the management has proper review systems in place to ensure that NALCO’s financial statements, reports and other information disseminated to governmental organizations, and the public, satisfy legal requirements.

9.	Request and obtain from the independent auditor assurance that Section 10A (audit requirements) of the Securities Exchange Act of 1934 has not been implicated.

10.	Request and receive reports on the design and implementation of internal controls. Monitor significant changes in internal controls and address any known weaknesses.

E.	Miscellaneous

1.	The Audit Committee may from time to time in its sole discretion obtain advice and assistance from independent counsel and other advisers as the Committee considers necessary to carry out its duties, without being required to seek board approval.

2.	The Audit Committee shall have the authority to receive appropriate funding from NALCO, as determined by the Committee, for payment of compensation to any registered accounting firm engaged for audit purposes, independent counsel and other advisers, and ordinary administrative expenses of the Audit Committee.

3.	The Audit Committee may perform any other activities consistent with this Charter, NALCO’s Articles and governing law, as the Audit Committee deems appropriate or necessary.

4.	The Audit Committee shall receive and review concerns or questions raised by internal and external legal counsel.

Exhibit A

AUDIT COMMITTEE PRE-APPROVAL POLICY

I.	STATEMENT OF PRINCIPLES

A.	It is the responsibility of the Audit Committee (the “Audit Committee”) of the Board of Directors of Nalco Holding Company (the “Company”) to pre-approve the audit and non-audit services to be provided by the independent public accounting firm (“audit firm”) to ensure that the provision of such services does not impair the auditor’s independence. Unless a service to be provided by the independent auditors falls within a pre-approved type of service listed in the appendices to this policy, specific pre-approval by the Audit Committee will be required. Any proposed services falling within a pre-approved type of service but exceeding pre-approved fee levels for that type of service will also require specific pre-approval by the Audit Committee.

B.	Appendices A through D to this policy describe the audit, audit-related, tax, and all other services that have been pre-approved by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may revise the list of general pre-approved services from time to time.

C.	For both general and specific pre-approval, the Audit Committee will consider whether the proposed services are consistent with the rules of the Securities and Exchange Commission (the “SEC”) on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned and qualified to provide the most effective and efficient service, and whether the service would enhance the Company’s ability to manage or control risk or improve audit quality, or would otherwise be beneficial to the Company. The Audit Committee will also consider the relationship between fees from audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

II.	DELEGATION

A.	The Audit Committee delegates pre-approval authority to its chairperson (the “Chairperson”) and may delegate pre-approval authority to one or more of its other members. The Chairperson and any other member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management its authority and responsibility to pre-approve services to be provided by the Company’s independent auditor.

III.	AUDIT SERVICES

A.	The engagement terms, conditions, and fees for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will also specifically pre-approve any necessary changes in such terms, conditions, or fees resulting from changes in audit scope, Company structure, or other matters.

B.	The Audit Committee may grant either general or specific pre-approval for any other audit services, which are those services that only the independent auditor reasonably can provide, such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC, and any services performed to fulfill the auditor’s responsibility under generally accepted auditing standards (“GAAS”).

C.	The Audit Committee has pre-approved the audit services listed in Appendix A hereto. All other audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV.	AUDIT-RELATED SERVICES

A.	Audit-related services are assurance and related services (other than the audit services referred to in Section III above) that are reasonably related to the performance of the audit or review of the Company’s financial statements. Audit-related services may include, among other things, benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control review, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards that relate to the Company’s financial statements.

B.	The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor, and has pre-approved the audit-related services listed in Appendix B hereto. All other audit-related services not listed in Appendix B must be specifically pre-approved by the Audit Committee.

V.	TAX SERVICES

A.	The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning, and tax advice without impairing the auditor’s independence. Tax compliance generally involves preparation of original and amended tax returns, claims for refund, and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, benefit plans, and requests for rulings or technical advice from taxing authorities. The Audit Committee, however, will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, which is not supported in the Internal Revenue Code and related regulations.

B.	The Audit Committee has pre-approved the tax services listed in Appendix C hereto. All tax services not listed in Appendix C must be specifically pre-approved by the Audit Committee, and the independent auditor shall not provide tax services to the Companies’ directors or officers.

VI.	ALL OTHER SERVICES

A.	The Audit Committee may grant pre-approval to those permissible non-audit services classified as “other” services that it believes are routine and recurring services, and would not impair the independence of the auditor. In determining whether to grant pre-approval of any such other non-audit service, the Audit Committee will consider the four basic guidelines set forth in the Preliminary Note to Rule 2-01 of Regulation S-X:

1.	whether the service creates a mutual or conflicting interest between the auditor and the Company;

2.	whether the service places the auditor in the position of auditing his or her own work;

3.	whether the service results in the auditor acting as management or an employee of the Company; and

4.	whether the service places the auditor in a position of being an advocate for the Company.

B.	The Audit Committee has pre-approved the other services listed in Appendix D hereto. Permissible “other” services not listed in Appendix D must be specifically pre-approved by the Audit Committee.

VII.	PROHIBITED NON-AUDIT SERVICES

The Audit Committee will not grant approval for any services prohibited by applicable law or by any rule or regulation of any regulatory body or self-regulatory body applicable to the Company. A list of the SEC’s prohibited non-audit services is set forth in the Charter of the Company’s Audit Committee. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VIII.	PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

IX.	SUPPORT

With respect to each proposed pre-approved service, the independent auditor will provide back-up support, which will be provided to the Audit Committee, regarding the specific services to be provided.

X.	PROCEDURES

A.	All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Company’s chief financial officer (the “CFO”) and must include a detailed description of the services to be rendered and the related fees. The CFO will determine whether such services and fees are included within the list of services and fees that have received the general pre-approval of the Audit Committee as set forth in Appendices A through D hereto. The Audit Committee will be informed on a timely basis, and in any event by the next scheduled meeting, of any such services rendered by the independent auditor and the related fees.

B.	Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the CFO and must include a joint statement as to whether, in the view of the CFO and the independent auditor, the request or application is consistent with the SEC’s rules on auditor independence.

C.	The CFO will immediately report to the Chairperson any breach of this policy that comes to the attention of the CFO or any member of management.

APPENDIX A

PRE-APPROVED AUDIT SERVICES

January 1, 2009 – December 31, 2009

Service	Annual Fee Limit

Statutory audits or financial audits for subsidiaries or affiliates of the Company	$400,000

Attestation of management reports on internal controls (Sarbanes-Oxley Act Section 404)	$100,000

Consultation by the Companies’ management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies	$25,000

APPENDIX B

PRE-APPROVED AUDIT-RELATED SERVICES

January 1, 2009 – December 31, 2009

Service	Annual Fee Limit

Agreed-upon or expanded audit procedures related to accounting activity required to respond to or comply with financial, accounting or regulatory reporting matters	$25,000

General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act (Section 404)	$100,000

APPENDIX C

PRE-APPROVED TAX SERVICES

January 1, 2009 – December 31, 2009

Service	Annual Fee Limit

International tax compliance	$25,000

Domestic and foreign tax planning and advice	$50,000

Assistance with tax audits and appeals before the IRS and similar state, local and foreign agencies	$25,000

APPENDIX D

PRE-APPROVED ALL OTHER SERVICES

January 1, 2009 – December 31, 2009

Service	Annual Fee Limit

On-line research tool	$7,500

Training	$5,000

Exhibit B

WHISTLEBLOWER PROCEDURES

A. Responsibilities of Audit Committee With Respect to Specified Complaints

1. The Audit Committee shall receive, retain, investigate and act on complaints and concerns of employees, shareholders and other interested parties (“Reports”) regarding:

(a) questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company’s accounting policies (an “Accounting Allegation”);

(b) compliance with legal and regulatory requirements (a “Legal Allegation”);

(c) retaliation against employees who make Accounting Allegations or Legal Allegations (a “Retaliatory Act”); and

(d) concerns of interested parties who desire to make such concerns known to non-management directors.

2. In the discretion of the Audit Committee, responsibilities of the Audit Committee created by these procedures may be delegated to the Chair of the Audit Committee.

B. Procedures for Receiving Reports

1. Any Report that is made directly to management, whether openly, confidentially or anonymously, shall be promptly reported to the Audit Committee.

2. Each Report forwarded to the Audit Committee by management and each Report that is made directly to the Audit Committee, whether openly, confidentially or anonymously, shall be reviewed by the Audit Committee, who may, in their discretion, consult with any member of management who is not the subject of the allegation and who may have appropriate expertise to assist the Audit Committee. The Audit Committee shall determine whether the Audit Committee or management should investigate the Report, taking into account the considerations set forth in Section C below.

(a) If the Audit Committee determines that management should investigate the Report, the Audit Committee will notify the General Counsel in writing of that conclusion. Management shall thereafter promptly investigate the Report and shall report the results of its investigation, in writing, to the Audit Committee. Management shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

(b) If the Audit Committee determines that it should investigate the Report, the Audit Committee shall promptly determine what professional assistance, if any, it needs in order to conduct the investigation. The Audit Committee shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

C. Considerations Relative To Whether the Audit Committee or Management Should Investigate a Report

In determining whether management or the Audit Committee should investigate a Report, the Audit Committee shall consider, among any other factors that are appropriate under the circumstances, the following:

1. Who is the alleged wrongdoer? If an executive officer, senior financial officer or other high management official is alleged to have engaged in wrongdoing, that factor alone may militate in favor of the Audit Committee conducting the investigation.

2. How serious is the alleged wrongdoing? The more serious the alleged wrongdoing, the more appropriate that the Audit Committee should undertake the investigation. If the alleged wrongdoing would constitute a crime involving the integrity of the financial statements of the Company, that factor alone may militate in favor of the Audit Committee conducting the investigation.

3. How credible is the allegation of wrongdoing? The more credible the allegation, the more appropriate that the Audit Committee should undertake the investigation. In assessing credibility, the Audit Committee should consider all facts surrounding the allegation, including but not limited to whether similar allegations have been made in the press or by analysts.

D. Protection of Whistleblowers

Consistent with the policies of the Company, the Audit Committee shall not retaliate, and shall not tolerate any retaliation by management or any other person or group, directly or indirectly, against anyone who, in good faith, makes an Accounting Allegation or Legal Allegation, reports a Retaliatory Act or provides assistance to the Audit Committee, management or any other person or group, including any governmental, regulatory or law enforcement body, investigating a Report. The Audit Committee shall not, unless compelled by judicial or other legal process, reveal the identity of any person who makes an Accounting Allegation or Legal Allegation or reports a Retaliatory Act and who asks that his or her identity as the person who made such Report remain confidential and shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who makes a Report anonymously.

E. Records

The Audit Committee shall retain for a period of seven years all records relating to any Accounting Allegation or Legal Allegation or report of a Retaliatory Act and to the investigation of any such Report.

F. Procedures for Making Complaints and Other Concerns

In addition to any other avenue available to an employee, any employee, shareholder or interested party may report to the Audit Committee openly, confidentially or anonymously any Accounting Allegation, Legal Allegation, report of a Retaliatory Act or other concerns. Accounting Allegations, Legal Allegations, reports of a Retaliatory Act and other concerns can be made orally or in writing to the Chairman of the Audit Committee. Such Reports can also be made directly to management either (a) confidentially by contacting the General Counsel in writing or in person at 630-305-1000 or (b) if made by an employee or shareholder, anonymously, by calling the Ethics Hotline at 1-888-749-1949 at any time. The toll-free line is managed by an outside, independent service provider and allows anyone to make a Report without divulging his or her name. The hotline service provider is required to share the information provided in the Report with management or, if requested by the individual making the Report, the Audit Committee as promptly as practicable.

Proxy NALCO HOLDING COMPANY

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 1, 2009, Naperville, Illinois

The undersigned hereby appoints Bradley J. Bell, Stephen N. Landsman, and Michael P. Murphy, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of shareholders of Nalco Holding Company, to be held at 1601 West Diehl Road, Naperville, Illinois, on May 1, 2009, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

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Mark this box with an X if you have made

changes to your name or address details above.

Annual Meeting Proxy Card

A. Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For		Withhold		Withhold From All Nominees
01 - Mr. J. Erik Fyrwald	[	]	[	]	[	]
02 - Mr. Richard B. Marchese	[	]	[	]	[	]
03 - Mr. Paul J. Norris	[	]	[	]	[	]

B. Issue

The Board of Directors recommends a vote FOR proposal 2.

	For		Against		Abstain
2. Ratification of appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.	[	]	[	]	[	]

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

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Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)